                                                                    EXHIBIT 10.1

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                                  [QUANTA LOGO]

                                CREDIT AGREEMENT

                                   dated as of

                                October 27, 2006

                                      among

                          QUANTA CAPITAL HOLDINGS LTD.,

                    VARIOUS DESIGNATED SUBSIDIARY BORROWERS,

                            The Lenders Party Hereto,

                 BARCLAYS PRIVATE CLIENTS INTERNATIONAL LIMITED,

                                 COMERICA BANK,

                                       and

                         HSH NORDBANK AG, LONDON BRANCH

                           as Co-Documentation Agents

                                       and

                          ING BANK N.V., LONDON BRANCH
                   as Administrative Agent and Support Lender

                                       and

                                 COMERICA BANK,
                               As Collateral Agent

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              ING BANK N.V., LONDON BRANCH (as Sole Lead Arranger)

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ARTICLE I Definitions                                                                    1

                                   (continued)

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                                      -ii-

                                   (continued)

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                                     -iii-

                                   (continued)

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SCHEDULES:

Schedule 1.01 -- Commitments
Schedule 1.02 -- Existing Letters of Credit
Schedule 4.13 -- Subsidiaries
Schedule 4.14 -- Capitalization
Schedule 4.15 -- Existing Indebtedness
Schedule 4.17 -- Insurance Licenses
Schedule 7.03 -- Existing Liens

EXHIBITS:

Exhibit A     -- Form of Assignment and Assumption
Exhibit B-1   -- Form of Borrowing Base Certificate
Exhibit B-2   -- Form of Borrowing Base Certificate for Bermuda Borrowers
Exhibit C     -- Support Letter of Credit issued by ING Bank N.V., London Branch to JPMorgan Chase Bank, N.A.
Exhibit D     -- Security Agreement
Exhibit E     -- Form of Borrowing Request
Exhibit F     -- Form of Officers' Certificate
Exhibit G     -- Form of Letter of Credit Request
Exhibit H-1   -- Opinion of Borrower's Special New York Counsel
Exhibit H-2   -- Opinion of Borrower's Special Bermuda Counsel
Exhibit H-3   -- Opinion of Borrower's Special Colorado Counsel
Exhibit I-1   -- Account Control Agreement
Exhibit I-2   -- Account Control Agreement (JPMorgan Chase Bank, N.A.)

                                      -iv-

          CREDIT AGREEMENT dated as of October 27, 2006, among QUANTA CAPITAL
HOLDINGS LTD., an exempted company organized under the laws of Bermuda (the
"Company"), the Designated Subsidiary Borrowers (as hereinafter defined), the lenders from time to time party hereto (each, a "Lender" and, collectively, the
"Lenders"), ING BANK N.V., LONDON BRANCH, ("ING"), as Administrative Agent,
COMERICA BANK, as Collateral Agent, Barclays Private Clients International
Limited, Comerica Bank and HSH Nordbank AG, London Branch, as Co-Documentation
Agents, and ING Bank N.V., London Branch, as Support Lender. Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1.01 are used herein as so defined.

          WHEREAS, the Company, the Designated Subsidiary Borrowers, various financial institutions and JPMorgan Chase Bank, N.A., as administrative agent, are parties to an Amended and Restated Credit Agreement dated as of July 11,
2005 (as the same has been amended, modified or supplemented to and including the Effective Date, the "Prior Credit Facility"); and

          WHEREAS, pursuant to the Prior Credit Facility, the Existing Letters of Credit were issued for respective accounts of the Designated Subsidiary
Borrowers; and

          WHEREAS, the Company and the Designated Subsidiary Borrowers desire that the Fronting Lenders issue one or more Letters of Credit for the respective accounts of the Designated Subsidiary Borrowers to support replacement of the
Existing Letters of Credit and refinancing of the obligations under the Prior
Credit Facility; and

          WHEREAS, the Lenders are willing to make available to the Company and the Designated Subsidiary Borrowers the credit facility provided herein;

          NOW, THEREFORE, the Company, the Designated Subsidiary Borrowers, the
Lenders and the Administrative Agent agree as follows:

                                    ARTICLE I

                                   Definitions

          Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "Account Control Agreement" means (i) the account control agreement, attached as Exhibit I-1 hereto, dated the Effective Date, among Comerica Bank, as Custodian, the Grantors (as defined in the Security Agreement) from time to time party thereto and the Collateral Agent, as amended, restated, modified and/or supplemented and as in effect from time to time; and (ii) for so long as any Collateral is maintained in an account at JPMorgan Chase Bank, the account control agreement, attached as Exhibit I-2 hereto, dated the Effective Date, among JPMorgan Chase Bank, as custodian, the Grantors (as defined in the
Security Agreement) from time to time party thereto and the Collateral Agent, as amended, restated, modified and/or supplemented and as in effect from time to time.

          "Adjusted Consolidated Tangible Net Worth" means, as of any date of determination, the Net Worth of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less the sum of the amounts of (a)
Intangible Assets and (b) assets pledged or in which a lien has been granted to secure any Indebtedness of the Company or any Subsidiary of the type described in clauses (d) and (h) of the definition of "Permitted Indebtedness" (for the avoidance of doubt, assets pledged to secure obligations under this Agreement or assets held pursuant to trust arrangements to secure such obligation in respect of Reinsurance Agreements with respect to which the Company or such Subsidiary has established reserves taken into account in the determination of shareholders' equity are not included in this clause (b)).

          "Adjusted LIBO Rate" means, with respect to any Unpaid Drawing for any
Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Administrative Agent" means ING BANK N.V., LONDON BRANCH, in its capacity as administrative agent for the Lenders hereunder.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Advance Rate" means, for any category of Cash or obligation or investment specified below in the column entitled "Cash and Eligible Securities"
(other than Cash, the "Eligible Securities"), the percentage set forth opposite such category of Cash or Eligible Securities below in the column entitled
"Advance Rate" and, in each case, subject to the original term to maturity criteria set forth therein:

               Cash and Eligible Securities:                        Advance Rate:
               -----------------------------                        -------------

Cash:

U.S. Dollars.                                                           100%

Time Deposits, CDs and Money Market Deposits:

Time deposits, certificates of deposit and money market                  90%
deposits of any commercial bank incorporated in the United
States with a rating of at least (i) AA- from S&P and (ii)
Aa3 from Moody's and maturing within two years from the
date of determination.

U.S. Government Securities:                                  With maturities of (x) two
                                                             years or less from the
Securities issued or directly and fully guaranteed or        date of determination,
insured by the United States or any agency or                95%, (y) more than two
instrumentality thereof (provided that the full faith and    years to 10 years, 90% and
credit of the United States is pledged in support            (z) more than 10 years,
thereof).                                                    85%.

                                       -2-

Investment Grade Municipal Bonds:

Municipal Bonds rated at least (i) A from S&P and (ii) A2                85%
from Moody's and maturing within five years from the date
of determination.

Investment Grade Non-Convertible Corporate Bonds Level I:

Non-convertible corporate bonds which are "publicly          With maturities of (x) two
traded" on a nationally recognized exchange, eligible to     years or less from the
be settled by the Depository Trust Company ("DTC") and       date of determination, 90%
rated at least (i) AA- from S&P and (ii) Aa3 from Moody's.   and (y) more than two
                                                             years to 10 years from the
                                                             date of determination,
                                                             80%.

Investment Grade Non-Convertible Corporate Bonds Level II:

Non-convertible corporate bonds which are "publicly          With maturities of (x) two
traded" on a nationally recognized exchange, eligible to     years or less from the
be settled by DTC and rated at least (i) A from S&P and      date of determination, 85%
(ii) A2 from Moody's, but no higher than (x) A+ from S&P     and (y) more than two
and (y) A1 from Moody's.                                     years to 10 years from the
                                                             date of determination,
                                                             75%.

Commercial Paper:

Commercial paper issued by any entity organized in the                   90%
United States rated at least (i) A-1 or the equivalent
thereof by S&P and (ii) P-1 or the equivalent thereof by
Moody's and maturing not more than one year after the date
of determination.

Other Securities:

All other investments, obligations or securities.                       0.0%

Notwithstanding the foregoing, (A) the value of Eligible Securities at any time shall be determined based on the Report (as defined in the Security Agreement)
then most recently delivered by the Custodian to the Collateral Agent and (B) if
any single corporate issuer (or any Affiliate thereof) represents more than 10%
of the aggregate value of all Cash and Eligible Securities of the aggregate amount of all Borrowing Bases, the excess over 10% shall be excluded (with such exclusion being allocated in equal parts to each Borrowing Base at such time).

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is
Controlled by or is under common Control with the Person specified.

          "Agreement" means this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

                                       -3-

          "Applicable Commitment Fee Rate" means the fluctuating per annum rate set forth in the Table below opposite the applicable Percentage of Facility
Utilization in such Table.

                                      -4-

      Percentage of Facility Utilization         Applicable Commitment Fee Rate
----------------------------------------------   ------------------------------
           Less than or equal to 25%                         0.20%

Greater than 25% but less than or equal to 50%              0.175%

Greater than 50% but less than or equal to 75%               0.15%

               Greater than 75%                              0.10%

          "Applicable Insurance Regulatory Authority" means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction
(foreign or domestic) in which such Regulated Insurance Company is domiciled or
(y) to the extent asserting regulatory jurisdiction over such Regulated
Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.

          "Applicable Percentage" means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

          "Approved Fund" has the meaning assigned to such term in Section
11.04(b).

          "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "Authorized Officer" means, as to any Person, the Chief Executive
Officer, the President, the Chief Operating Officer, any Vice President, the
Secretary, or the Financial Officer of such Person or any other officer of such
Person duly authorized by such Person to act on behalf of such Person hereunder and under the other Credit Documents.

          "Bankruptcy Code" has the meaning provided in Section 8.05.

          "Bermuda Borrowers" means QRL and QRUSL.

          "Bermuda Companies Law" means the Companies Act 1981 of Bermuda and other relevant Bermuda law.

                                       -5-

          "Board" means the Board of Governors of the Federal Reserve System of
the United States of America.

          "Borrowers" means the Company and each Designated Subsidiary Borrower.

          "Borrowing Base" means, at any time, and in respect of each Borrower
(other than the Bermuda Borrowers), the aggregate amount of Cash and Eligible
Securities held in the Collateral Accounts of such Borrower under the Security
Agreement at such time multiplied in each case by the respective Advance Rates for Cash and such Eligible Securities and, in respect of the Bermuda Borrowers, the combined aggregate amounts of Cash and Eligible Securities held in the
Collateral Accounts of the Bermuda Borrowers under the Security Agreement at such time multiplied in each case by the respective Advance Rates for Cash and such Eligible Securities; provided, in all cases, that all Cash and Eligible
Securities in respect of any Borrowing Base shall only be included in such
Borrowing Base to the extent same are subject to a first priority perfected security interest in favor of the Collateral Agent pursuant to the Security
Documents.

          "Borrowing Base Certificate" means as to any Borrower (other than a
Bermuda Borrower) a Borrowing Base Certificate substantially in the form of
Exhibit B-1 hereto and, as to the Bermuda Borrowers, a Borrowing Base
Certificate substantially in the form of Exhibit B-2 hereto.

          "Borrowing Base Requirement" means (A) as to any Borrower (other than the Bermuda Borrowers), except as set forth in clause (A)(ii), below, (i) an amount equal to the Letter of Credit Outstandings attributable to such Borrower or (ii) an amount equal to the product of (x) 102.5%, times (y) the Letter of
Credit Outstandings attributable to such Borrower for the period which commences on the date 15 days after the Administrative Agent delivers a MAE Notice to the
Company and the Designated Subsidiary Borrowers until such time as the Required
Lenders have determined in their reasonable credit judgment that an MAE Event no longer exists (in which case, the Administrative Agent will promptly give notice of such determination to the Company), and, (B) as to the Bermuda Borrowers,
except as set forth in clause (B)(ii), below, (i) an amount equal to the combined Letter of Credit Outstandings attributable to the Bermuda Borrowers or
(ii) an amount equal to the product of (x) 102.5%, times (y) the combined Letter of Credit Outstandings attributable to the Bermuda Borrowers for the period which commences on the date 15 days after the Administrative Agent delivers a
MAE Notice to the Company and the Designated Subsidiary Borrowers until such time as the Required Lenders have determined in their reasonable credit judgment that an MAE Event no longer exists (in which case, the Administrative Agent will promptly give notice of such determination to the Company).

          "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York or the City of London a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                                      -6-

          "Capital Markets Product" means, as to the Company or any Subsidiary, any security, commodity, derivative transaction or other financial product purchased, sold or entered into by such Person for the purpose of undertaking one or more risks assumed by the Company or any Subsidiary in the ordinary course of business or managing one or more risks otherwise assumed by the
Company or any Subsidiary, including (i) any structured insurance product, catastrophe bond, rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option transaction, credit protection transaction, credit swap, credit default swap, credit default option, equity default swap, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sellback transaction, securities lending transaction, weather index transaction, emissions allowance transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets, (iii) any combination of the transactions referred to in clauses (i) and (ii) above or (iv) any master agreement relating to any of the transactions referred to in clauses (i), (ii) and (iii) above.

          "Change of Control" means (x) during any period of two consecutive years, directors who at the beginning of such period constituted a majority of the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office or (y) any "person" or "group" (as such terms are defined in Section
13(d) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner, directly or indirectly of shares representing more than 40% of the aggregate voting power represented by the issued and outstanding capital stock of the Company.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any
Governmental Authority made or issued after the date of this Agreement.

          "Charges" has the meaning provided in Section 11.13.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Co-Documentation Agent" means each of Barclays Private Clients
International Limited, Comerica Bank and HSH Nordbank AG, London Branch, in
their capacities as Co-Documentation Agents.

          "Collateral" has the meaning provided in the Security Agreement.

          "Collateral Account" has the meaning provided in the Security
Agreement.

                                      -7-

          "Collateral Agent" has the meaning provided in the Security Agreement.

          "Commitment" means, with respect to each Lender, at any time, the amount set forth opposite such Lender's name on Schedule 1.01, as the same may be reduced pursuant to Section 11.04.

          "Commitment Expiration Date" means October 27, 2009.

          "Company" means Quanta Capital Holdings Ltd., a company organized under the laws of Bermuda.

          "Company Guaranty" means the guaranty of the Company provided in
Article X.

          "Control" means the possession, directly or indirectly, of the power
(i) to vote 10% or more of the voting power of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
"Controlling" and "Controlled" have meanings correlative thereto.

          "Credit Documents" means this Agreement and each Security Document.

          "Credit Event" means the issuance of any Letter of Credit (or any increase of the Stated Amount thereof).

          "Default" means any event or condition which constitutes an Event of
Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Defaulting Lender" means any Lender with respect to which a Lender
Default is in effect.

          "Designated Subsidiary Borrower" means each Wholly-Owned Subsidiary of the Company party to this Agreement unless subsequently removed in accordance with Section 3.15.

          "Dividends" has the meaning provided in Section 7.07.

          "Dollars" or "$" refers to lawful money of the United States of
America.

          "Effective Date" has the meaning provided in Section 5.01.

          "Eligible Person" means and includes any commercial bank, insurance company, finance company, financial institution, fund that invests in loans or any other "accredited investor" (as defined in Regulation D of the Securities
Act), but in any event excluding the Company and its Subsidiaries.

          "Eligible Securities" has the meaning provided in the definition of the term Advance Rates.

          "Environmental Law" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or

                                      -8-

entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" means any liability, contingent or otherwise
(including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such
Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of
Section 414(b) of the Code) as the Company or any of its Subsidiaries or is
under common control (within the meaning of Section 414(c) of the Code) with the
Company or any of its Subsidiaries.

          "Event of Default" has the meaning assigned to such term in Article
VIII.

          "Excluded Taxes" means, with respect to the Administrative Agent, any
Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on
(or measured by) its net income or net profits by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by such Borrower under Section 3.14(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign
Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 3.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of

                                      -9-

designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to
Section 3.12(a).

          "Existing Letters of Credit" shall mean the letters of credit listed on Schedule 1.02.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business
Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Final Run-Off Plan" means the Run-Off Plan for the Company's
Subsidiaries as approved by the Company's Board of Directors.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or
more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          "Fronted Letter of Credit" has the meaning provided in Section 3.02(a)
and shall include the Support Letter of Credit.

          "Fronting Arrangement" means an agreement or other arrangement by a
Regulated Insurance Company pursuant to which an insurer or insurers agree to issue insurance policies at the request or on behalf of such Regulated Insurance
Company and such Regulated Insurance Company assumes the obligations in respect thereof pursuant a Reinsurance Agreement or otherwise.

          "Fronting Lender" means (i) as to the Support Letter of Credit, ING
Bank N.V., London Branch and (ii) as to other Fronted Letters of Credit, any
Lender (or any Affiliate thereof) which is requested by the Company, and which agrees in writing, to issue Fronted Letters of Credit hereunder pursuant to
Section 3.02.

                                      -10-

          "Fronting Participant" has the meaning provided in Section 3.02(b).

          "GAAP" means generally accepted accounting principles in the United
States of America.

          "Governmental Authority" means the government of the United States of
America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term
Guarantee shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) obligations of any Regulated
Insurance Company under Insurance Contracts, Reinsurance Agreements, Fronting
Arrangements or Retrocession Agreements (including any Liens with respect thereto) and (y) obligations under indemnities incurred in the ordinary course of business or under stock purchase or asset purchase or sale agreements, or which do not cover Indebtedness of the type described in clauses (a) through (i)
of the definition of Indebtedness. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof
(assuming such Person is required to perform thereunder) as determined by such
Person in good faith.

          "Guaranteed Creditors" means and includes each of the Administrative
Agent, the Collateral Agent, the Lenders and each LC Issuer.

          "Guaranteed Obligations" means all reimbursement obligations and
Unpaid Drawings with respect to Letters of Credit and all other obligations
(including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by each Designated Subsidiary Borrower to the Guaranteed Creditors under this
Agreement and each other Credit Document to which such Designated Subsidiary
Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by

                                      -11-

each Designated Subsidiary Borrower with all of the terms, conditions and agreements contained in all such Credit Documents applicable to such Designated
Subsidiary Borrower.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any
Environmental Law.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such
Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services,
(e) all Indebtedness of others secured by (or for which the holder of such
Indebtedness has an existing right, contingent or otherwise, to be secured by)
any Lien on property owned or acquired by such Person, whether or not the
Indebtedness secured thereby has been assumed, provided that the amount of
Indebtedness of such Person shall be the lesser of (A) the fair market value of such property at such date of determination (determined in good faith by the
Company) and (B) the amount of such Indebtedness of such other Person, (f) all
Guarantees by such Person of Indebtedness of others, (g) all Capital Lease
Obligations of such Person, (h) all obligations (or to the extent netting is permitted under the applicable agreement governing such Capital Markets Products and such netting is limited with respect to the counterparty or counterparties of such agreement, all net termination obligations) of such Person under transactions in Capital Markets Products, (i) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers'
acceptances and similar credit transactions and (j) solely for purposes of
Section 8.04, all preferred or preference securities to the extent such preferred or preference securities would constitute "debt" in accordance with
GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (v) trade payables
(including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (w)
obligations and Guarantees of Regulated Insurance Companies with respect to
Policies, (x) obligations arising under deferred compensation plans of the
Company and its Subsidiaries in effect on the date hereof or which have been approved by the board of directors of the Company or a committee thereof, (y)
obligations and Guarantees with respect to products underwritten by Regulated
Insurance Companies in the ordinary course of business, including insurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations and (z) Reinsurance Agreements and
Fronting Arrangements and Guarantees thereof entered into by any Regulated
Insurance Company in the ordinary course of business.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Indemnitee" has the meaning provided in Section 11.03(b).

          "Information" has the meaning provided in Section 11.12.

                                      -12-

          "Insurance Business" means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

          "Insurance Contract" means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement,
Fronting Arrangement or Retrocession Agreement.

          "Insurance Licenses" has the meaning provided in Section 4.17.

          "Intangible Assets" means, as of any date, on a consolidated basis, the intangible assets of the Company and its Subsidiaries including goodwill and deferred acquisition costs (other than deferred acquisition costs of the
Company's Lloyd's syndicate), in each case as of such date, as determined in accordance with GAAP.

          "Interest Period" means, with respect to any Unpaid Drawing, the period commencing on the date a Fronting Lender makes any payment or disbursement under any Fronted Letter of Credit and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last
Business Day of the last calendar month of such Interest Period.

          "June 2035 Notes" has the meaning provided in the definition of
"Preferred Securities".

          "June 2035 Notes Documents" means all documents evidencing, guaranteeing, or otherwise governing the terms of the June 2035 Notes.

          "LC Issuer" means each Fronting Lender.

          "Legal Requirements" means all applicable laws, rules and regulations and interpretations thereof made by any governmental body or regulatory authority (including, without limitation, any Applicable Insurance Regulatory
Authority) having jurisdiction over the Company or a Subsidiary of the Company.

          "Lender Default" means (i) the refusal (which has not been retracted)
of a Lender to make available its portion of any amount due to a Fronting Lender pursuant to Section 3.02(c) or (ii) a Lender having notified the Administrative
Agent and/or each Borrower that it does not intend to comply with its obligations under Section 3.02(c), in each case, as the result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

          "Lenders" has the meaning provided in the first paragraph of this
Agreement.

          "Letter of Credit Fee" has the meaning provided in Section 3.11(c).

                                      -13-

          "Letter of Credit Outstandings" means, at any time, the sum of (i) the
Stated Amount of the Support Letter of Credit, (ii) the aggregate Stated Amount of all other outstanding Fronted Letters of Credit and (iii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
For the purpose of determining the Letter of Credit Outstandings attributable to a Borrower in respect of the Support Letter of Credit, such amount shall be equal to 105% of the maximum amount available to be drawn under the then outstanding Existing Letters of Credit issued for the account of such Borrower under the Prior Credit Facility, as reasonably determined by the Administrative
Agent.

          "Letter of Credit Request" has the meaning provided in Section
3.04(a).

          "Letter of Credit Supportable Obligations" means the obligations of the Borrowers or any of their Subsidiaries, which are permitted to exist pursuant to the terms of this Agreement.

          "Letters of Credit" means the Fronted Letters of Credit, including the
Support Letter of Credit.

          "LIBO Rate" means with respect to any payment or disbursement described in Section 3.05 for any Interest Period, the rate appearing on Page
3750 of the Telerate Service (or on any successor or substitute page or pages of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page or pages of such
Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two
Business Days prior to the commencement of such Interest Period, as the rate for
Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO
Rate" with respect to such payment or disbursement for such Interest Period shall be the rate at which deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the Administrative Agent.

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "MAE Event" means the determination made by the Required Lenders in good faith and in their reasonable commercial judgment that an event has occurred or circumstances exists that has or could reasonably be expected to have a Material Adverse Effect.

          "MAE Notice" means a notice given by the Administrative Agent to the
Company and the Designated Subsidiary Borrowers that a MAE Event has occurred and setting forth the details thereof.

          "March 2035 Notes" has the meaning provided in the definition of
"Preferred Securities".

                                      -14-

          "March 2035 Notes Documents" means all documents evidencing, guaranteeing, or otherwise governing the terms of the March 2035 Notes.

          "Margin Stock" has the meaning provided in Regulation U.

          "Material Adverse Effect" means any material adverse condition or any material adverse change in or affecting (x) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (y) the rights or remedies of the Lenders or the ability of the
Company and each Borrower to perform their respective obligations to the Lenders under this Agreement or any other Credit Document. It is expressly agreed that the activities of the Borrowers under any Run-Off Plan shall not, in and of itself, constitute a Material Adverse Effect.

          "Maximum Rate" has the meaning provided in Section 11.13.

          "Minimum Adjusted Consolidated Tangible Net Worth Amount" shall mean, at any time, an amount which shall be equal to 125% of the Letter of Credit
Outstandings.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means any multiemployer plan as defined in
Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company, any of its
Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Company, such
Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan.

          "NAIC" means the National Association of Insurance Commissioners and
any successor thereto.

          "NAIC Approved Bank" means (a) any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC (the "NAIC
Bank List") or (b) any Lender as to which its confirming bank is a bank listed on the NAIC Bank List.

          "Net Worth" means, as to any Person, the sum of its capital stock
(including, without limitation, its preferred stock), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115.

          "Non-Defaulting Lender" means each Lender other than a Defaulting
Lender.

          "Notice of Non-Extension" has the meaning provided in Section 3.07.

          "Other Taxes" means, any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or performance under, this Agreement.

          "Participant" has the meaning set forth in Section 11.04(c)

                                      -15-

          "Patriot Act" has the meaning set forth in Section 11.14.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Permitted Indebtedness" means:

          (a) Indebtedness of the Company and its Subsidiaries under the Credit
     Documents or existing on the date hereof and, to the extent not included in clauses (c) through (h), below, listed on Schedule 4.15;

          (b) Indebtedness of the Company and the Designated Subsidiary
     Borrowers in respect of the Prior Credit Facility;

          (c) any Indebtedness owed by the Company or its Subsidiaries to the
     Company or any of its Subsidiaries;

          (d) Indebtedness of the Company or any Subsidiary of the Company in
     respect of letters of credit (excluding Letters of Credit issued under this
     Agreement) issued to lessors of real property in lieu of security deposits in connection with leases of the Company or any of its Subsidiary, in each case, in the ordinary course of business and which, when added to the aggregate amount of all outstanding obligations incurred by the Company and its Subsidiaries pursuant to this clause (d), shall not exceed at any time outstanding $5,000,000;

          (e) Indebtedness of any Subsidiary of the Company in respect of letters of credit issued to reinsurance cedents in the ordinary course of business;

          (f) Indebtedness of the Company and its Subsidiaries incurred in the ordinary course of business in connection with workers' compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

          (g) Indebtedness arising from Guarantees made by the Company or any
     Subsidiary of the Company of Indebtedness of the type described in clauses
     (a) through (f) of this definition; and

          (h) Without duplication, additional Indebtedness of the Company and the Subsidiaries of the Company not otherwise permitted under clauses (a)
     through (g) of this definition which, when added to the aggregate amount of all outstanding obligations incurred by the Company and its Subsidiaries pursuant to this clause (h) and clause (d), above, shall not exceed at any time outstanding $10,000,000.

          "Perpetual Preferred Stock" has the meaning provided in the definition of "Preferred Securities".

          "Perpetual Preferred Stock Documents" means all documents evidencing, guaranteeing, or otherwise governing the terms of the Perpetual Preferred Stock.

                                      -16-

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental
Authority or other entity.

          "Plan" means any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or any of its
Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Company, any of its Subsidiaries or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

          "Policies" means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated
Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.

          "Preferred Securities" means (i) the Company's Junior Debt Securities due March 15, 2035 (the "March 2035 Notes") issued pursuant to an Indenture dated December 21, 2004 between the Company and JPMorgan Chase Bank, N.A., as trustee, (ii) the Company's Junior Debt Securities due June 15, 2035 (the "June
2035 Notes") issued pursuant to an Indenture dated February 24, 2005 between the
Company and JPMorgan Chase Bank, N.A., as trustee and (iii) the Company's non-cumulative perpetual preferred stock (the "Perpetual Preferred Stock").

          "Preferred Securities Documents" means the March 2035 Notes Documents, the June 2035 Notes Documents and the Perpetual Preferred Stock Documents.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by ING as its prime rate in effect at its principal office in
New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Prior Credit Facility" has the meaning set forth in the Preambles.

          "Private Act" means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Borrower, in whole or in part.

          "Protected Cell Company" means a Subsidiary that has created segregated accounts pursuant to the provisions of the Segregated Account
Companies Act 2000 of Bermuda.

          "QRL" means Quanta Reinsurance Ltd., a Bermuda exempted company.

          "QRUSL" means Quanta Reinsurance U.S. Ltd., a Bermuda exempted company.

          "Register" has the meaning set forth in Section 11.04(b).

          "Regulated Insurance Company" means any Subsidiary of the Company, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance

                                      -17-

Business in any jurisdiction (foreign or domestic) and is regulated by any
Applicable Insurance Regulatory Authority.

          "Regulation D" means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation U" means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation X" means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Reinsurance Agreement" means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

          "Related Parties" means, with respect to any specified Person, such
Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Replaced Lenders" has the meaning provided in Section 3.14(b).

          "Replacement Lender" has the meaning provided in Section 3.14(b).

          "Required Lenders" means at any time Non-Defaulting Lenders having at least 66.6% of the aggregate Commitments of all Non-Defaulting Lenders; provided that if the Total Commitment has been terminated, then the Required Lenders means Lenders whose participating interest in Letters of Credit equal or exceed
66.6% of the Letter of Credit Outstandings at such time.

          "Retrocession Agreement" means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance
Agreement or other retrocessionaires under another Retrocession Agreement.

          "Run-Off Plan" means any plan of the Company for the orderly run-off the business of the Designated Subsidiary Borrowers, as amended, modified or supplemented from time to time.

          "S&P" means Standard & Poor's Ratings Services.

          "SAP" means, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the
state or jurisdiction in which such Regulated

                                      -18-

Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article VIII, including defined terms as used therein, are subject (to the extent provided therein) to
Section 1.04.

          "SEC" means the Securities and Exchange Commission or any successor thereto.

          "Security Agreement" means the Pledge and Security Agreement attached as Exhibit D hereto, dated as of the Effective Date, made by each of the undersigned grantors thereto in favor of Comerica Bank, as Collateral Agent, for the benefit of the Secured Creditors (as defined therein), as amended, restated, modified and/or supplemented and as in effect from time to time.

          "Security Documents" means (i) the Security Agreement, (ii) each
Account Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 6.12 of this Agreement, and (iv) each other document, agreement, certificate and or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i), (ii) and (iii).

          "Service of Process Agent" means CT Corporation System.

          "Solvent" means, with respect to any Person on a particular date, that on such date (a) the amount of the "present fair saleable value" of each of the business and assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair salable value of each of the business and assets of such Person is greater than the amount that will be required to be paid on or in respect of the probable
"liability" on the existing debts and other "liabilities contingent or otherwise" of such Person, (c) the assets of such Person do not constitute unreasonably small capital for such Person to carry out its business as now conducted and as proposed to be conducted including the capital needs of such
Person, taking into account the particular capital requirements of the business conducted by such Person and projected capital requirements and capital availability thereof, (d) such Person does not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Person, and of amounts to be payable on or in respect of debt of such Person) and (e) such Person does not believe that final judgments against such Person in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms
(taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) and such Person believes that its cash flow, after taking into account all other anticipated uses of the cash of such Person (including, without limitation, the payments on or in respect of debt referred to in paragraph (d)
of this definition), will at all times be sufficient to pay all such judgments promptly in accordance with their terms. For purposes of this definition, (i)
"debt" means liability on a "claim", and (ii) "claim" means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                                      -19-

          "Specified Obligor" means each of the Company and each other Borrower that is not a U.S. Regulated Insurance Company.

          "Stated Amount" means at, any time, the maximum amount available to be drawn under any Letter of Credit (regardless of whether any conditions for drawing could then be met).

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for funding any Unpaid Drawing (currently referred to as "Eurodollar Liabilities" in
Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Unpaid Drawings shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such
Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Statutory Statements" means, with respect to any Regulated Insurance
Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Insurance
Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

          "Statutory Surplus" means, in respect of any Regulated Insurance
Company, the statutory surplus of such Regulated Insurance Company determined in accordance with the SAP applicable to such Regulated Insurance Company.

          "Subsidiary" means any subsidiary of the Company.

          "subsidiary" with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Support Lender" means ING Bank N.V., London Branch.

          "Support Letter of Credit" has the meaning set forth in Section 3.01.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental
Authority.

          "Total Commitment" means, at any time, the sum of the Commitments of each of the Lenders at such time.

                                      -20-

          "Transaction" means the execution, delivery and performance by each
Borrower of this Agreement and the issuance of Letters of Credit for the account of any Borrower and the granting of Liens pursuant to the Security Documents, in each case, on and after the Effective Date.

          "Uniform Commercial Code" has the meaning provided in the Security
Agreement.

          "Unpaid Drawings" has the meaning provided in Section 3.05(a).

          "U.S. Regulated Insurance Company" means any Person that is a
Regulated Insurance Company regulated by an Applicable Insurance Regulatory
Authority of any State of the United States of America.

          "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such
Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by such Person.

          Section 1.02. Reserved.

          Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will"
shall be construed to have the same meaning and effect as the word "shall".
Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles,
Sections, Exhibits and Schedules shall be construed to refer to Articles and
Sections of, and Exhibits and Schedules to, this Agreement and (e) the words
"asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP or in the application thereof on the operation of such provision (or if the Administrative
Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the application thereof, then such provision shall be interpreted on

                                      -21-

the basis of GAAP or SAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 11.02.

                                   ARTICLE II

                                    Reserved

                                  ARTICLE III

                                Letters of Credit

          Section 3.01. Support Letter of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Company and each Designated
Subsidiary Borrower hereby request that the Support Lender on the Effective Date issue for its own account a letter of credit for the account of such Borrower and in support of, on a standby basis, the Existing Letters of Credit of such
Borrower and the related fees and expenses in respect thereof under the Prior
Credit Facility to JPMorgan Chase Bank, as administrative agent under the Prior
Credit Facility and subject to and upon the terms and conditions herein set forth the Support Lender agrees to issue on the Effective Date one irrevocable standby letter of credit in the form attached as Exhibit C hereto (such letter of credit, the "Support Letter of Credit").

          (b) For all purposes of this Agreement, the Support Letter of Credit shall be a Fronted Letter of Credit and the Support Lender shall be a Fronting
Lender.

          (c) Promptly after receipt by the Support Lender of an
appropriately completed and executed Reduction Certificate (in the form attached to the Support Letter of Credit) with respect to the Support Letter of Credit from the beneficiary thereof, the Support Lender shall issue an amendment to the
Support Letter of Credit reducing the Stated Amount thereof in the amount set forth in such Reduction Certificate.

          Section 3.02. Fronted Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Borrower may request that any
Fronting Lender at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date issue for its own account a letter of credit for the account of such Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations of such Borrower to any other
Person and subject to and upon the terms and conditions herein set forth each
Fronting Lender agrees to issue at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date one or more irrevocable standby letters of credit in such form as may be approved by such
Fronting Lender, which approval shall not be unreasonably withheld (each such letter of credit, a "Fronted Letter of Credit" and, collectively, the "Fronted
Letters of Credit"). Each Fronting Lender (other than the Support Lender as to the Support Letter of Credit only) agrees that, at any time such Fronting Lender is not a NAIC Approved Bank, such Fronting Lender shall arrange, at the sole cost and expense of such requesting Borrower, for a NAIC Approved Bank to act as a confirming bank as to each Fronted Letter of Credit issued by such Fronting
Lender.

                                      -22-

          (b) Immediately upon the issuance by any Fronting Lender of any
Fronted Letter of Credit, such Fronting Lender shall be deemed to have sold and transferred to each Lender other than such Fronting Lender (each such Lender, in its capacity under this Section 3.02(b), a "Fronting Participant"), and each such Fronting Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Fronting Lender, without recourse or warranty, an undivided interest and participation, to the extent of such
Fronting Participant's Applicable Percentage, in such Fronted Letter of Credit, each drawing made thereunder and the obligations of each Borrower under this
Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Applicable Percentages of the
Lenders pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Fronted Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 3.02 to reflect the new Applicable Percentages of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be.

          (c) In the event that any Fronting Lender makes any payment under any
Fronted Letter of Credit and the respective Borrower shall not have reimbursed such amount in full to such Fronting Lender pursuant to Section 3.05, such
Fronting Lender shall promptly notify the Administrative Agent, which shall promptly notify each Fronting Participant, of such failure, and each Fronting
Participant shall promptly and unconditionally pay to such Fronting Lender the amount of such Fronting Participant's Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds. If, prior to 11:00 a.m.
(New York time) on any Business Day, the Administrative Agent so notifies any
Fronting Participant required to fund a payment under a Fronted Letter of
Credit, such Fronting Participant shall make available to such Fronting Lender in Dollars and in immediately available funds such Fronting Participant's
Applicable Percentage of the amount of such payment on such Business Day (or, if notice is given after 11:00 a.m. (New York time) on any Business Day, on the next Business Day). If and to the extent such Fronting Participant shall not have so made its Applicable Percentage of the amount of such payment available to such Fronting Lender, such Fronting Participant agrees to pay to such
Fronting Lender, forthwith on demand such amount, together with interest thereon, for each day from such date to but excluding the date such amount is paid to such Fronting Lender at the overnight Federal Funds Rate. The failure of any Fronting Participant to make available to such Fronting Lender its
Applicable Percentage of any payment under any Fronted Letter of Credit shall not relieve any other Fronting Participant of its obligation hereunder to make available to such Fronting Lender its Applicable Percentage of any payment on the date required, as specified above, but no Fronting Participant shall be responsible for the failure of any other Fronting Participant to make available to such Fronting Lender such other Fronting Participant's Applicable Percentage of any such payment.

          (d) Whenever any Fronting Lender receives any payment by any Borrower as to which it has also received payments from the Fronting Participants pursuant to paragraph (c) above, such Fronting Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Fronting
Participant which has paid its Applicable Percentage thereof, in Dollars and in immediately available funds, an amount equal to such Fronting Participant's share (based upon the amount funded by such Fronting Participant to the aggregate amount funded by all Fronting Participants and retained by the
Fronting Lender) of the principal amount of such payment and interest thereon accruing after the purchase of the respective participations.

                                      -23-

          (e) The obligations of the Fronting Participants to make payments to each Fronting Lender with respect to Fronted Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this
Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents or any amendment, supplement or modification to any of the foregoing;

          (ii) the existence of any claim, setoff, defense or other right which the Fronting Participant or any of its Affiliates may have at any time against a beneficiary named in a Fronted Letter of Credit, any transferee of any Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Fronting Lender, any Fronting
     Participant, any Lender, or any other Person, whether in connection with this Agreement, any Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower or any of its Affiliates and the beneficiary named in any such Fronted Letter of Credit);

          (iii) any draft, certificate or any other document presented under any
     Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v) the occurrence of any Default or Event of Default; or

          (vi) any matter or event set forth in subsection 3.05(b).

          (f) Upon the request of any Fronting Participant, each Fronting Lender shall furnish to such Fronting Participant copies of any Fronted Letter of
Credit issued by it and such other documentation as may reasonably be requested by such Fronting Participant.

          Section 3.03. Conditions to the Issuance of all Letters of Credit. (a)
Notwithstanding anything to the contrary set forth in this Article III, no LC
Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such LC Issuer from issuing such Letter of Credit or any requirement of law applicable to such LC Issuer or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer or any Lender shall prohibit, or request that such LC
     Issuer or any Lenders refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such
     LC Issuer or any Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such LC Issuer is not otherwise compensated) not in effect on the Effective Date,

                                      -24-

     or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such LC Issuer as of the Effective Date;

          (ii) the conditions precedent set forth in Section 5.02 are not satisfied at that time; or

          (iii) such LC Issuer shall have received notice from any Borrower or the Required Lenders prior to the issuance of such Letter of Credit of the type described in clause (v) of Section 3.03(b).

          (b) Notwithstanding anything to the contrary set forth in this Article
III:

          (i) no Letter of Credit shall be issued at any time when the Letter of
     Credit Outstandings exceed (or would after giving effect to such issuance exceed) the Total Commitment at such time;

          (ii) no Letter of Credit shall be issued for the account of any
     Borrower at any time when the Borrowing Base Requirement attributable to such Borrower exceed (or would after giving effect to such issuance exceed)
     the Borrowing Base of such Borrower at such time;

          (iii) Reserved;

          (iv) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance, provided that each such Letter of Credit (other than the Support Letter of
     Credit) may by its terms automatically renew annually for one additional year unless the respective LC Issuer notifies the beneficiary thereof, in accordance with the terms of such Letter of Credit, that such Letter of
     Credit will not be renewed; and

          (v) no LC Issuer will issue any Letter of Credit after it has received written notice from any Borrower or the Required Lenders stating that a
     Default or an Event of Default exists until such time as such LC Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such
     Default or Event of Default by the Required Lenders.

          (c) Subject to and on the terms and conditions set forth herein, each
LC Issuer is hereby authorized by each Borrower and the Lenders to arrange for the issuance of any Letter of Credit hereunder and the amendment of any Letter of Credit pursuant to Section 3.08 and/or 11.02 by:

          (i) completing the commencement date and the expiry date of such
     Letter of Credit; and

          (ii) (in the case of an amendment increasing or reducing the amount thereof) amending such Letter of Credit in such manner as such LC Issuer and the respective beneficiary may agree.

          Section 3.04. Letter of Credit Requests. (a) Whenever a Borrower
desires that a Letter of Credit (other than the Support Letter of Credit) be issued for its account, such Borrower

                                      -25-

shall give the Administrative Agent and the respective LC Issuer written notice
(including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Agent) thereof prior to 12:00 Noon (New York time) at least three Business Days in respect of
Fronted Letters of Credit prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit G (each, a
"Letter of Credit Request"). Each Letter of Credit Request shall include any other documents as the respective LC Issuer customarily requires in connection therewith.

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Borrower and the Company that such Letter of Credit may be issued in accordance with, and it will not violate the requirements applicable to such Borrower and/or such Letter of Credit of,
Section 3.02, as the case may be, and Section 3.03.

          (c) Upon its issuance of, or amendment to, any Letter of Credit, the respective LC Issuer shall promptly notify the respective Borrower and each
Lender of such issuance or amendment, which notice shall include a summary description of the Letter of Credit actually issued and any amendments thereto.

          (d) The Stated Amount of each Letter of Credit upon issuance shall be not less than $25,000.

          Section 3.05. Agreement to Repay Letter of Credit Drawings. (a) Each
Borrower severally agrees to reimburse the respective Fronting Lender directly for any payment or disbursement made by such Fronting Lender under any Fronted
Letter of Credit issued for its account (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing"), in each case, no later than one Business
Day following the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Lender, to the extent not reimbursed prior to 1:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such
Lender is reimbursed therefor at a rate per annum which shall be equal to the sum of (x) the Adjusted LIBO Rate as in effect from time to time, plus (y) 3%
(plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date on which the respective Borrower receives notice from the respective LC Issuer of such payment or disbursement).

          (b) Each Borrower's obligation under this Section 3.05 to reimburse each Lender with respect to Unpaid Drawings of such Borrower (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against such Lender, or any LC Issuer, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Borrower shall be obligated to reimburse any
Lender for any wrongful payment made by such Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          (c) In determining whether to pay under any Letter of Credit, no LC
Issuer shall have any obligation relative to the other Lenders other than to confirm that any documents

                                      -26-

required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of such LC Issuer's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for such LC Issuer any resulting liability to any Borrower or any of its Affiliates or any Lender.

          Section 3.06. Increased Costs. If any Change in Law shall either (i)
impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by or participated in by such Lender, or (ii) impose on such Lender any other conditions directly or indirectly affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon written demand to the applicable Borrower by such Lender (with a copy to the
Administrative Agent), such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. The preceding sentence shall not apply to increased costs with respect to taxes imposed on or measured by the net income or net profits of a
Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such
Lender is located or any subdivision thereof or therein or with respect to Taxes to the extent that a Lender received additional amounts (or otherwise was indemnified) for such Taxes pursuant to Section 3.12 (or would have received additional amounts pursuant to Section 3.12(e) but for a failure to comply with
Section 3.12(e)). A certificate submitted to the applicable Borrower by such
Lender (with a copy to the Administrative Agent), setting forth (i) the basis for the determination of such additional amount or amounts necessary to compensate such Lender as aforesaid and (ii) the basis, in reasonable detail, for the computation of such amount or amounts, which shall be consistently applied shall be final and conclusive and binding on the applicable Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish such Borrower's obligations to pay additional amounts pursuant to this Section 3.06 upon subsequent receipt of such certificate.

          Section 3.07. Letter of Credit Expiration Extensions. Each Lender
acknowledges that to the extent provided under the terms of any Letter of
Credit, the expiration date of such Letter of Credit will be automatically extended for an additional year, without written amendment, unless at least 30 days (or such other period required under or by any Legal Requirement, Letter of
Credit or Applicable Insurance Regulatory Authority) prior to the expiration date of such Letter of Credit, notice is given by the respective LC Issuer in accordance with the terms of the respective Letter of Credit (a "Notice of
Non-Extension") that the expiration date of such Letter of Credit will not be extended beyond its current expiration date. The respective LC Issuer will give
Notices of Non-Extension as to any or all outstanding Letters of Credit if (x)
requested to do so by the Required Lenders pursuant to Article VIII or (y) as to such Letter of Credit only, any outstanding Letter of Credit which would expire, if automatically extended by its terms for an additional year, on a date after
October 26, 2010. The respective LC Issuer will give Notices of Non-Extension as to all outstanding Letters of Credit if the Commitment Expiration Date has
occurred. Notwithstanding anything to the contrary contained in this Section
3.07, no LC Issuer shall give a Notice of Non-Extension except as provided in the

                                      -27-

immediately preceding two sentences. The respective LC Issuer will send a copy of each Notice of Non-Extension to the respective Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

          Section 3.08. Changes to Stated Amount. At any time when any Letter of
Credit (other than the Support Letter of Credit) is outstanding, at the request of the respective Borrower, the applicable LC Issuer will enter into an amendment increasing or reducing the Stated Amount of such Letter of Credit, provided that (i) in no event shall the Stated Amount of such Letter of Credit be increased to an amount which would cause (x) the Letter of Credit
Outstandings to exceed the Total Commitment at such time or (y) the Borrowing
Base Requirement attributable to such Borrower to exceed the Borrowing Base of such Borrower at such time, (ii) the Stated Amount of such Letter of Credit may not be increased at any time if the conditions precedent set forth in Section
5.02 are not satisfied at such time, and (iii) the Stated Amount of such Letter of Credit may not be increased at any time after the Commitment Expiration Date.
The Stated Amount of the Support Letter of Credit may be reduced in accordance with its terms and compliance with Section 3.01(c).

          Section 3.09. Termination and Reduction of Commitments. (a) Unless
previously terminated, the Total Commitment (and the Commitment of each Lender)
shall terminate on the Commitment Expiration Date.

          (b) The Company may at any time terminate, or from time to time reduce, the Total Commitment; provided that (i) each reduction of the Total
Commitment shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the
Total Commitment if, the Letter of Credit Outstandings would, as a result, exceed the Total Commitment. Each such reduction shall be applied to the
Commitments of the Lenders on a pro rata basis based on the amount of such
Lenders' respective Commitments.

          (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Total Commitment under paragraph (b) of this Section
3.09 at least 10 days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the
Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable. Any termination or reduction of the Total
Commitment (or the Commitments of any Lender) shall be permanent. Each reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

          Section 3.10. Additional Borrowing Base Requirements. If on any date, the Borrowing Base Requirement attributable to any Borrower exceeds the
Borrowing Base of such Borrower at such time, such Borrower agrees to, within two Business Days of the date on which the Company or such Borrower receives notice from the Administrative Agent that the Borrowing Base Requirement attributable to such Borrower exceeds such Borrower's Borrowing Base, pay or deliver to the Collateral Agent an amount of cash or Eligible Securities (valued for this purpose based on the respective Advance Rate applicable thereto) in an aggregate amount equal to such excess, with any such cash or Eligible Securities to be held as additional security for all obligations of such Borrower hereunder in the Collateral Account applicable to such Borrower.

                                      -28-

          Section 3.11. Fees. (a) Each Specified Obligor jointly and severally agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the unutilized Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Expiration
Date. Accrued commitment fees shall be payable in arrears on the last day of
March, June, September and December of each year (or if the last day is not a
Business Day, then on the immediately following Business Day) and on the
Commitment Expiration Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Company and the Administrative Agent.

          (c) Each Borrower severally agrees to pay to the Administrative Agent for pro rata distribution to each Lender (based on their respective Applicable
Percentages), a fee in respect of the Letter of Credit Outstandings attributable to such Borrower (the "Letter of Credit Fee") computed at a rate per annum equal to 0.40% on the daily amount of such Letter of Credit Outstandings. Accrued
Letter of Credit Fees shall be due and payable in arrears on the last day of
March, June, September and December of each year (or if the last day is not a
Business Day, then on the immediately following Business Day) and upon the first day on or after the termination of the Total Commitment upon which no Letters of
Credit remain outstanding.

          (d) Each Borrower severally agrees to pay to each Fronting Lender, including the Support Lender, for its own account, a fronting fee in respect of each Fronted Letter of Credit, including the Support Letter of Credit, issued by such Fronting Lender for the account of such Borrower in an amount and on dates as shall have separately been agreed in writing to by the Company and such
Fronting Lender.

          (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the
Persons entitled thereto as set forth above. Fees paid shall not be refundable under any circumstances.

          Section 3.12. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such
Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender
(as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant
Governmental Authority in accordance with applicable law.

          (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                                      -29-

          (c) Each Borrower severally (and not jointly) agrees to indemnify the
Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes that such
Borrower failed to deduct or withhold and that were paid by the Administrative
Agent or such Lender on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other
Taxes imposed or asserted on or attributable to amounts payable under this
Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental
Authority. A certificate as to the amount of such payment or liability (with reasonable detail) delivered to any Borrower by a Lender or by the
Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or
Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Each Foreign Lender shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company (if any), or will comply with such other requirements, if any, as is currently applicable, as will permit payments under this Agreement to be made without withholding or at a reduced rate; provided, however, that the Company shall have furnished to each such Lender in a reasonably timely manner copies of such documentation and notice of such requirements together with applicable instructions; provided, further, that no such Lender shall have any obligation to provide such documentation or comply with such requirements if it would result in a material economic, legal or regulatory disadvantage to any such Lender.

          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such
Borrower has paid additional amounts pursuant to this Section 3.12, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns
(or any other information relating to its taxes which it deems confidential) to such Borrower or any other Person.

          (g) Any Lender that is not a Lender as of the Effective Date shall not be entitled to any greater payment under this Section 3.12 than such Lender's assignor could have

                                      -30-

been entitled to absent such assignment except to the extent that the entitlement to a greater payment resulted from a Change in Law.

          Section 3.13. Payments Generally; Pro Rata Treatment; Sharing of
Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of Unpaid Drawings, interest, fees or of amounts payable under Section 3.06 or 3.12, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim in Dollars. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to JPMorgan Chase Bank, New York (swift code CHASUS33, ABA 021 000 021), for the account of ING Bank N.V., London
Branch, Account number 001-1-938123, except that payments pursuant to Sections
3.06, 3.12 and 11.03 shall be made directly to the Persons entitled thereto. The
Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a
Business Day, the date for payment shall be extended to the next succeeding
Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of any Unpaid Drawing then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Unpaid Drawings or any fees payable pursuant to Section
3.11 resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such obligations then due and owed to such Lender, then the
Lender receiving such greater proportion shall purchase (for cash at face value)
participations in such obligations of the respective Borrower or the Company, as the case may be, owed to such Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its
Unpaid Drawings to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

                                      -31-

          (d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the
Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such
Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the relevant Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the
Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.02(c) or 3.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such
Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          Section 3.14. Mitigation Obligations; Replacement of Lenders. (a) If
any Lender requests compensation under Section 3.06, or if each Borrower is required to pay any additional amount to any Lender or any Governmental
Authority for the account of any Lender pursuant to Section 3.12 or Section
3.06, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Unpaid Drawings hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment
(i) would eliminate or reduce amounts payable pursuant to Sections 3.06 or 3.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such
Lender. Each Specified Obligor hereby jointly and severally agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender (x) requests compensation under Section 3.06, or if each Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section
3.06 or Section 3.12 or (y) becomes a Defaulting Lender, then, in each case, the
Company, at its sole expense and effort, shall have the right, if no Default or
Event of Default then exists, to replace such Lender (the "Replaced Lender"), with one or more Person or Persons, none of whom shall be a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Administrative Agent at which time the Replaced Lender shall assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to the Replacement Lender; provided that (i) at the time of any replacement pursuant to this Section 3.14, the Replacement
Lender and the Replaced Lender shall enter into one or more Assignment and
Assumptions pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding
Unpaid Drawings of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A)

                                      -32-

an amount equal to the principal amount of, and all accrued but unpaid interest on, all outstanding Unpaid Drawings of the Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such
Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 3.11; (ii) all obligations of each Borrower under the Credit Documents owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid); (iv) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.12, such assignment will result in a reduction in such compensation or payments; and (v) no Lender shall be required to become a Replaced Lender if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Upon the execution of the respective Assignment and Assumption, and, if so requested by the Replacement Lender, delivery to the Replacement
Lender of the appropriate note or notes executed by the Company, the Replacement
Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

          Section 3.15. Removal of Designated Subsidiary Borrowers. The Company
may at any time, upon 10 Business Days prior written notice to the
Administrative Agent, remove a Designated Subsidiary Borrower as a Borrower hereunder; provided that, (i) the Support Letter of Credit shall have been terminated or expired, (ii) there shall be no outstanding Letter of Credit
Outstandings attributable to such Designated Subsidiary Borrower, (iii) all original Letters of Credit issued on behalf of such Designated Subsidiary
Borrower have expired or been returned to the applicable Fronting Lender, (iv)
such Designated Subsidiary Borrower shall have paid accrued and unpaid fees and expenses attributable to such Designated Subsidiary Borrower pursuant to Section
3.11 or otherwise under this Agreement and (v) no Designated Subsidiary Borrower shall be deemed removed under this Agreement unless the Administrative Agent has acknowledged such removal in writing.

                                   ARTICLE IV

                         Representations and Warranties

          Each of the Company and each Designated Subsidiary Borrower, in each case, on behalf of itself and its Subsidiaries represents and warrants to the
Lenders that:

          Section 4.01. Corporate Status. Each of the Company and each of its
Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                                      -33-

          Section 4.02. Corporate Power and Authority. Each Borrower has the
corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents. Each Borrower has duly executed and delivered each
Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

          Section 4.03. No Contravention of Laws, Agreements or Organizational
Documents. Neither the execution, delivery and performance by any Borrower of this Agreement or the other Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens in favor the Administrative Agent and the Lenders pursuant to the Security
Documents) upon any of the property or assets of the Company or any of its
Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the
Company or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries.

          Section 4.04. Litigation and Contingent Liabilities. There are no
actions, suits or proceedings pending or threatened in writing involving the
Company or any of its Subsidiaries (including, without limitation, with respect to this Agreement or any other Credit Document) that have had, or could reasonably be expected to have, either individually or in the aggregate, a
Material Adverse Effect.

          Section 4.05. Use of Proceeds; Margin Regulations. (a) The Fronted
Letters of Credit issued hereunder (other than the Support Letter of Credit) are intended to be used solely to (i) secure a Borrower's respective obligations under Reinsurance Agreements that expressly permit by their terms the use of letters of credit to secure beneficiaries thereunder for the obligations of such
Borrower under such Reinsurance Agreements and (ii) to secure Indebtedness permitted under clause (d) of the definition of "Permitted Indebtedness". The
Support Letter of Credit issued hereunder is intended to be used solely to secure the obligations of the Borrowers under the Prior Credit Facility.

          (b) Neither the issuance of any Letter of Credit hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X and no part of the proceeds of any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

          Section 4.06. Approvals. Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic

                                      -34-

governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained and is in full force and effect.

          Section 4.07. Investment Company Act. No Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.08. Reserved.

          Section 4.09. True and Complete Disclosure; Projections and
Assumptions. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Company or any of its Subsidiaries to the
Administrative Agent or any Lender in writing (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such
Persons in writing to the Administrative Agent will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished and all filings by the Company with the Securities and Exchange Commission) not misleading at such time in light of the circumstances under which such information was provided; provided that, with respect to projections the Company represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Company to be reasonable and attainable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company's control and that actual results during the period or periods covered by any such projections may differ from the projected results.

          Section 4.10. Financial Condition; Financial Statements. (a) The
audited consolidated balance sheet of the Company for the fiscal year ended
December 31, 2005 and the related consolidated statements of income, shareholders' equity and cash flows, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, and the unaudited consolidated balance sheet of the Company for its fiscal quarter ended June 30,
2006 and the related consolidated statements of income, shareholders' equity and cash flows, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in each case in conformity with GAAP, consistently applied, the consolidated financial position of the Company and its
Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated (subject, in the case of the aforementioned quarterly financial statement to normal year-end audit adjustments and the absence of full footnote disclosure).

          (b) Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006, since December 31, 2005, nothing has occurred which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse
Effect.

                                      -35-

          (c) Except (i) as set forth in the unaudited consolidated balance sheet (including the footnote disclosures thereto) of the Company for its fiscal quarter ended June 30, 2006 and (ii) liabilities incurred in the ordinary course of business after June 30, 2006, on the Effective Date there are no material liabilities of the Company and its Subsidiaries.

          (d) On and as of the Effective Date, on a pro forma basis after giving effect to the Transaction, (i) the fair valuation of all of the assets of (x)
each Borrower (on an individual basis) and (y) the Company and its Subsidiaries taken as a whole will, in each case, exceed its debts, (ii) no Borrower will have incurred or intended to incur debts beyond its ability to pay such debts as such debts mature and (iii) no Borrower will have unreasonably small capital with which to conduct its business as conducted on the Effective Date. For purposes of this Section 4.10, "debt" means any liability on a claim, and
"claim" means any (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          Section 4.11. Tax Returns and Payments. The Company and its
Subsidiaries (i) have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material tax returns
(including any statements, forms and reports), domestic and foreign, required to be filed by the Company and its Subsidiaries, and (ii) have timely paid or caused to have timely paid all material taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the
Company and its Subsidiaries, proposed or threatened by any authority regarding any income taxes or any other taxes relating to the Company or any of its
Subsidiaries, which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect. As of the Effective Date, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries. No tax Liens have been filed and no claims are pending or, to the best knowledge of the Company or any of its Subsidiaries, proposed or threatened with respect to any taxes, fees or other charges for any taxable period, except for Liens permitted under Section 7.03 and claims which could not reasonably be expected to have a Material Adverse Effect.

          Section 4.12. Compliance with ERISA. (a) Except as could not reasonably be expected to result, individually or in the aggregate, in a
Material Adverse Effect, the Company and its Subsidiaries and ERISA Affiliates
(i) have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

          (b) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes,

                                      -36-

rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii)
neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Company's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

          Section 4.13. Subsidiaries. (a) Set forth on Schedule 4.13(a) is a complete and correct list of all of the Subsidiaries of the Company as of the
Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage ownership of such
Subsidiary represented by such ownership interests. Except as disclosed on
Schedule 4.13, as of the Effective Date, each of the Company and its
Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 4.13.

          (b) As of the Effective Date, there are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Company to the Company, other than (i) prohibitions or restrictions existing under or by reason of this
Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements, (iii) prohibitions and restrictions permitted by Section 7.11 and (iv) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          Section 4.14. Capitalization. As of the Effective Date, the authorized capital stock of the Company consists of (i) 200,000,000 common shares, $.01 par value per share, 70,008,185 of which shares are issued and outstanding and, (ii)
25,000,000 preference shares, $.01 par value per share, of which 1,350,000 shares of Perpetual Preferred Stock are issued and outstanding. As of the
Effective Date, none of the Company's Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options, warrants and grants outstanding in the aggregate amounts set forth on Schedule 4.14.

          Section 4.15. Indebtedness. The Company and its Subsidiaries do not
have any Indebtedness on the Effective Date other than the Indebtedness listed on Schedule 4.15.

          Section 4.16. Compliance with Statutes, etc. The Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and has filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except where the failure to comply or file or otherwise provide could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse

                                      -37-

Effect. All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          Section 4.17. Insurance Licenses. Schedule 4.17 lists with respect to each Regulated Insurance Company, as of the Effective Date, all of the
jurisdictions in which such Regulated Insurance Company holds licenses
(including, without limitation, licenses or certificates of authority from
Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the "Insurance
Licenses"), and indicates the type or types of insurance in which each such
Regulated Insurance Company is permitted to be engaged with respect to each
Insurance License therein listed. There is (i) no such Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under
(i), (ii) and (iii) above, has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the
Effective Date, no Regulated Insurance Company transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule
4.17, where such business requires any Insurance License of an Applicable
Insurance Regulatory Authority or such jurisdiction.

          Section 4.18. Insurance Business. All insurance policies issued by any
Regulated Insurance Company are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          Section 4.19. Security Documents. The Security Documents create, as security for the obligations hereunder of the Company and each Designated
Subsidiary Borrower, valid and enforceable security interests in and Liens on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens. No filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents, except for filings or recordings, which shall have been previously made.

          Section 4.20. Properties; Liens. (a) The Company and its Subsidiaries
have good title to, or valid leasehold interests in, all real and personal property material to their respective businesses. There exists no Lien
(including any Lien arising out of any attachment, judgment or execution), nor any segregation or other preferential arrangement of any kind, on, in or with respect to any of the property of the Company or any of its Subsidiaries, in each case except as expressly permitted by Section 7.03.

          (b) The Company and its Subsidiaries own, or are licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to their respective business, and the use thereof by the Company or such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                                      -38-

          Section 4.21. Solvency. On the Effective Date and upon the occurrence of each Credit Event, both before and after giving effect thereto, (i) each
Borrower, taken individually, (ii) the Company and its Subsidiaries, taken as a whole and (iii) each Borrower and its respective Subsidiaries, taken as a whole, are, in each case, Solvent.

          Section 4.22. Certain Insurance Regulations, Orders, Consents, Etc.
Without limiting the generality of Sections 4.03, 4.06, 4.16 or any other provision contained in this Agreement, immediately after giving effect to the pledging of any asset under any Security Document, each Credit Event (and the satisfaction of all Borrowing Base requirements in connection therewith) and each Collateral Transfer (as defined in the Security Agreement), each Borrower will be in compliance with the applicable provisions of any insurance law, statute, rule, regulation or order of any governmental agency, public body or authority, or any subdivision thereof, regulating the activities of such
Borrower with respect to any limitations on Liens granted on any Collateral (as defined in the Security Agreement) by such Borrower to the Collateral Agent (or purported to be granted pursuant to any Security Document) including without limitation, Section 1411(c) of the New York Insurance Law and Section 10-3-801
and Regulation 3-4-1 of the Colorado Insurance Company Holdings Act (as
applicable) to the extent such Borrower is subject thereto and any other similar law, regulation, order or statute of any other jurisdiction to which such
Borrower is subject; provided that such failure to comply could adversely affect the validity, perfection or priority of any such Lien or the rights or remedies of the Lenders or the ability of such Borrower to perform its obligations to the
Lenders under this Agreement or any other Credit Document.

          Section 4.23. Preferred Securities Defaults. The Company is not in
default under any Preferred Securities Documents.

                                   ARTICLE V

                                   Conditions

          Section 5.01. Effective Date. The obligations of each LC Issuer to issue Letters of Credit shall not become effective until the date (the
"Effective Date") on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

          (a) On or prior to the Effective Date, each of the Company, each
     Designated Subsidiary Borrower, the Administrative Agent and each of the
     Lenders shall have signed a copy of this Agreement (whether the same or different copies) and shall have delivered the same to the Administrative
     Agent in accordance with Section 11.01(a) or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section 11.01(a) that the same has been signed and mailed to the Administrative Agent.

          (b) On the Effective Date, the Administrative Agent shall have received (i) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Baker & McKenzie LLP, special New York counsel to the Borrowers, which opinion shall cover the matters contained in Exhibit H-1 hereto, (ii) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the

                                      -39-

     Administrative Agent and each of the Lenders and dated the Effective Date, from Conyers, Dill & Pearman, special Bermuda counsel to the Borrowers, which opinion shall cover the matters covered in Exhibit H-2 hereto, (iii)
     an opinion, in form and substance reasonably satisfactory to the
     Administrative Agent, addressed to the Administrative Agent and each of the
     Lenders and dated Effective Date, from Alexander Law Firm, P.C., special
     Colorado counsel to the Borrowers, which opinion shall cover the matters covered in Exhibit H-3 hereto and without duplication (iv) opinions from counsel to each Designated Subsidiary Borrower in form and substance reasonably satisfactory to the Administrative Agent, from counsel to such
     Designated Subsidiary Borrowers reasonably satisfactory to the
     Administrative Agent, covering such of the matters set forth in the opinion of counsel delivered to the Administrative Agent on the Effective Date pursuant to immediately preceding clauses (i), (ii) and (iii) above, as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative
     Agent may reasonably request.

          (c) (i) On the Effective Date, the Administrative Agent shall have received, from each Borrower, a certificate, dated the Effective Date, signed by an Authorized Officer of such Borrower, and attested to by the
     Secretary or any Assistant Secretary of such Borrower, in the form of
     Exhibit F hereto with appropriate insertions and deletions, together with
     (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions of the board of directors of such Borrower relating to the Credit Documents which shall be satisfactory to the Administrative Agent.

          (ii) On or prior to the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the
     Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

          (d) Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company's Quarterly
     Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June
     30, 2006, since December 31, 2005, nothing shall have occurred or become known to the Administrative Agent or the Required Lenders which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (e) On the Effective Date, no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Company or any of its Subsidiaries (i) with respect to this Agreement, any other
     Credit Document, the Transaction or (ii) which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material
     Adverse Effect.

                                      -40-

          (f) On the Effective Date, all governmental and third party approvals, permits and licenses required to be obtained in connection with the
     Transaction on or prior to the Effective Date shall have been obtained and remain in full force and effect.

          (g) On the Effective Date, the Company and its Subsidiaries shall have no outstanding preferred stock or Indebtedness except preferred stock or
     Indebtedness set forth on Schedule 4.15.

          (h) On the Effective Date, there shall exist no Default or Event of
     Default, and all representations and warranties made by each Borrower contained herein or in any other Credit Document to which it is a party shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          (i) On or prior to the Effective Date, the Lenders shall have received all documentation and other information required by each Lender or regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act.

          (j) On the Effective Date, the Company shall have paid the
     Administrative Agent and the Lenders all fees, reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses of the
     Administrative Agent) and other compensation contemplated by this Agreement and the other Credit Documents, agreed upon by such parties to be paid on or prior to the Effective Date.

          (k) On the Effective Date, the Administrative Agent shall have received counterparts of the Security Agreement executed by each Borrower, together with:

               (i) all documents and instruments, including Uniform Commercial
          Code financing statements where applicable, required by law in each applicable jurisdiction or reasonably requested by the Administrative
          Agent to be filed, registered or recorded to create, perfect or maintain the Liens intended to be created under the Security
          Agreement;

               (ii) results of a recent search of the Uniform Commercial Code
          (or equivalent) filings made with respect to each Borrower in the jurisdictions contemplated in clause (l) above (including, without limitation, Washington, D.C., and Bermuda) and in such other jurisdictions in which Collateral is located on the Effective Date which may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative
          Agent that the Liens indicated by such financing statements (or similar documents) are permitted by the Security Agreement or have been released; and

               (iii) for each Collateral Account, a "control agreement" with
          Comerica Bank, and, to the extent it still holds Cash and Eligible
          Securities of any Borrower, JPMorgan Chase Bank, N.A., in the form specified in the Security Agreements (appropriately completed), with such changes thereto as may be

                                      -41-

          acceptable to the Administrative Agent and each such control agreement shall be in full force and effect; and

the Security Agreement shall be in full force and effect.

          (l) On or prior to the Effective Date, the Administrative Agent shall have received a letter from the Service of Process Agent, presently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, in form and substance satisfactory to the Administrative Agent, indicating its consent to its appointment by the Company and each Designated Subsidiary Borrower as their agent to receive service of process as specified in this
     Agreement.

          (m) On the Effective Date, the Borrowers shall have amended the Prior
     Credit Facility in a manner satisfactory to the Administrative Agent and a copy of such amendment shall have been provided to the Administrative
     Agent.

          (n) On the Effective Date, the Administrative Agent shall have received a copy of the then most current version of the Run-Off Plan of the
     Company, which copy shall be certified as true and correct by an Authorized
     Officer of the Company.

          (o) On the Effective Date, the Administrative Agent shall have received, from each Borrower, a Borrowing Base Certificate, dated as of the
     Effective Date, signed by an Authorized Officer of such Borrower.

          (p) On the Effective Date, the Administrative Agent shall have received from the Company, a compliance certificate in the form required pursuant to Section 6.01(c), prepared on a pro forma basis giving effect to the Transactions.

          (q) On the Effective Date, the Administrative Agent shall have received from the Company and the Designated Subsidiary Borrowers copies of letters executed by JPMorgan Chase Bank, N.A., as collateral agent under the Prior Credit Facility, and the Designated Subsidiary Borrowers
     instructing JPMorgan Chase Bank, N.A. to transfer the Collateral to
     Comerica Bank as custodian.

          The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

          Section 5.02. Each Credit Event. The obligation of each LC Issuer to issue each Letter of Credit (including Letters of Credit issued on the Effective
Date) or to increase the Stated Amount thereof is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

          (a) The Effective Date shall have occurred;

          (b) (i) There shall exist no Default or Event of Default and no
     Default or Event of Default shall result from the proposed Credit Event and
     (ii) all representations and warranties contained herein or in the other
     Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and

                                      -42-

     agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

          (c) The Administrative Agent shall have determined that there is sufficient availability in respect of each relevant Borrowing Base at the time of each Credit Event;

          (d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

          (e) The Administrative Agent shall have received a Letter of Credit
     Request meeting the requirements of Section 3.04; and

          (f) All of the applicable conditions set forth in Section 3.03(a) and
     (b) shall have been satisfied.

          Each occurrence of a Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower and the Company on the date thereof as to the matters specified in paragraphs (a), (b) and (d) of this
Section 5.02.

                                   ARTICLE VI

                              Affirmative Covenants

          Until the Total Commitment (and the Commitment of each Lender) and each Letter of Credit has expired or been terminated and all Unpaid Drawings, and all interest and fees payable hereunder shall have been irrevocably paid in full, each of the Company and each Designated Subsidiary Borrower covenants and agrees with the Lenders that:

          Section 6.01. Information Covenants. The Company will furnish to each
Lender:

          (a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Johnson, Lambert & Co. or other independent public accountants of substantially equivalent recognized standing selected by the Company, which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its
Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

          (b) Quarterly Financial Statements. (1) As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the

                                      -43-

end of such period and the related consolidated statements of income and changes in shareholders' equity of the Company and its Subsidiaries for such period and
(in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer or treasurer of the Company as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

          (2) As soon as available and in any event within 60 days after the close of each of the first three fiscal quarterly accounting periods in each fiscal year and within 90 days after the close of the last fiscal quarterly accounting period in each fiscal year of each Designated Subsidiary Borrower, a balance sheet of each Designated Subsidiary Borrower as at the end of such period and related statements of income and changes in shareholders' equity of such Designated Subsidiary Borrower for such period and for the period from the beginning of the current fiscal year to the end of such quarterly period in a form and provide such details reasonably satisfactory to the Administrative
Agent and certified by the chief financial officer of such Designated Subsidiary
Borrower as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

          (3) As soon as available and in any event within 75 days after the close of each of the first three fiscal quarterly accounting periods in each fiscal year and within 105 days after the close of the last fiscal quarterly accounting period in each fiscal year of each Designated Subsidiary Borrower
(commencing with the fiscal quarter ending March 31, 2007), a summary, prepared by management of such Designated Subsidiary Borrower, as to the milestones and key performance indicators (as either agreed to by the Company and the
Administrative Agent or as determined in good faith by the Administrative Agent in accordance with Section 6.15) as compared to the Final Run-Off Plan of such
Designated Subsidiary Borrower, such summary to be in a form and provide such details reasonably satisfactory to the Administrative Agent.

          (c) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b), a certificate of a Financial Officer of the Company to the effect that no Default or Event of
Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Sections 7.10 and 7.11, as at the end of such fiscal year or quarter, as the case may be.

          (d) Notice of Default or Litigation. (x) Within five Business Days after the Company becomes aware of the occurrence of any Default and/or any event or condition constituting, or which could reasonably be expected to have, a Material Adverse Effect, a certificate of an Authorized Officer of the Company setting forth the details thereof and the actions which the Company is taking or proposes to take with respect thereto and (y) promptly after the Company knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Company and/or any Subsidiary which claim could reasonably be expected to have a Material Adverse Effect.

                                      -44-

          (e) Other Statements and Reports. Promptly upon the mailing thereof to the security holders of the Company generally, copies of all financial statements, reports and proxy statements so mailed.

          (f) SEC Filings. Promptly upon the filing thereof, copies of (or, to the extent same is publicly available via the SEC's "EDGAR" filing system, written notification of the filing of) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual or quarterly reports which the Company shall have filed with the SEC or any national securities exchange.

          (g) Insurance Reports and Filings.

          (i) Promptly after the filing thereof, a copy of each Statutory
     Statement filed by each Regulated Insurance Company.

          (ii) Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (a) each material registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance
     Regulatory Authority, except for policy form or rate filings, (b) each material examination and/or audit report submitted to any Regulated
     Insurance Company by any Applicable Insurance Regulatory Authority, (c) all
     material information which the Lenders may from time to time request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (d) each material report, order, direction, instruction, approval, authorization, license or other notice which the Company or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority.

          (iii) As soon as available and in any event within 120 days after the end of each fiscal year of the Company, a report by an independent actuarial consulting firm of recognized national standing reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of the Company and its Subsidiaries on a consolidated basis, determined in accordance with SAP and stating that the Regulated
     Insurance Companies have maintained adequate reserves, it being agreed that in each case such independent firm will be provided access to or copies of all relevant valuations relating to the insurance business of each such
     Regulated Insurance Company in the possession of or available to the
     Company or its Subsidiaries.

          (iv) Promptly following notification thereof from a Governmental
     Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License.

          (h) Borrowing Base Certificate. No later than the tenth Business Day of each month, a Borrowing Base Certificate from each Borrower as of the last day of the immediately preceding month, executed by an Authorized Officer of such Borrower.

          (i) Other Information. With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative
Agent or any Lender may reasonably request from time to time.

                                      -45-

          (j) Delivery of Information. Each Borrower and each Lender hereby acknowledges and agrees that notwithstanding anything to the contrary contained in Section 11.12 of this Agreement, the Administrative Agent and/or the Company may make available to the Lenders materials and/or information provided by or on behalf of any Borrower under this Agreement or any other Credit Document by posting such materials and/or information on IntraLinks or another similar electronic system reasonably acceptable to the Administrative Agent and the
Company.

          Section 6.02. Books, Records and Inspections. The Company will (i)
keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or
SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to binding contractual confidentiality obligations of the Company and its Subsidiaries to third parties and to Section 11.12, permit, and will cause each of its Subsidiaries to permit, representatives of any Lender (at such Lender's expense prior to the occurrence of an Event of Default and at the Company's expense after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times (which shall be, unless an Event of Default has occurred and is continuing, during business hours, upon reasonable prior notice to the
Administrative Agent, which notice shall be promptly conveyed to the Company)
and as often as may reasonably be desired. The Company agrees to cooperate and assist in such visits and inspections. Notwithstanding anything to the contrary contained in this Agreement, no Lender shall be entitled to consult with any independent accounting firm of the Company regarding the Company's or any of its
Subsidiary's business without the prior written consent of the Company

          Section 6.03. Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Company or in the Subsidiary's own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

          Section 6.04. Payment of Taxes. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Company or any of its Subsidiaries; provided that neither the Company nor any Subsidiary of the Company shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

          Section 6.05. Maintenance of Existence. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, its existence, provided that (i) the Designated Subsidiary Borrowers may be wound up and (ii) the
Company shall not be required to maintain the existence of any of its other
Subsidiaries if the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole. The Company will qualify and remain qualified, and cause

                                      -46-

each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction where the Company or such Subsidiary, as the case may be, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse
Effect.

          Section 6.06. Compliance with Statutes, etc. The Company will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          Section 6.07. ERISA. Promptly after the Company, any of its
Subsidiaries or, in the case of clauses (i) through (v) below, any of its ERISA
Affiliates knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign
Pension Plan has occurred or exist, a certificate of an Authorized Officer of the Company setting forth details respecting such event or condition and the action if any, that the Company, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC or an applicable foreign governmental agency by the Company, such Subsidiary or such ERISA Affiliate with respect to such event or condition):

          (i) any reportable event, as defined in subsections (c)(1), (2), (5)
     and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

          (ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

          (iii) the institution by the PBGC of proceedings under Section 4042 of
     ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company, any of its
     Subsidiaries or any of its ERISA Affiliates of a notice from a
     Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan which could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of
     $15,000,000;

          (iv) the receipt by the Company, any of its Subsidiaries or any of its
     ERISA Affiliates of notice from a Multiemployer Plan that the Company, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $15,000,000 or that such
     Multiemployer Plan is in reorganization or insolvency pursuant to Section
     4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $15,000,000 against the
     Company, any of its Subsidiaries or any of its ERISA Affiliates;

          (v) the institution of a proceeding by a fiduciary of any Plan or
     Multiemployer Plan against the Company, any of its Subsidiaries or any of its ERISA Affiliates to

                                      -47-

     enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of
     $15,000,000, which proceeding is not dismissed within 30 days; and

          (vi) that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Company or any Subsidiary of the Company may incur any material liability pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).

          Section 6.08. Maintenance of Property. The Company shall, and will cause each of its Subsidiaries to, maintain all of their properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          Section 6.09. Maintenance of Licenses and Permits. The Company will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          Section 6.10. End of Fiscal Years; Fiscal Quarters. The Company will cause (i) each of its, and each of its Subsidiaries', fiscal years to end on
December 31 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on dates which are consistent with a fiscal year end as described above.

          Section 6.11. Borrowing Base Requirement. The Company and each
Designated Subsidiary Borrower shall at all times cause its respective Borrowing
Base to equal or exceed the Borrowing Base Requirement attributable to such
Borrower at such time.

          Section 6.12. Further Assurances. Each Borrower shall promptly and duly execute and deliver to the Administrative Agent and/or the Collateral Agent
such documents and assurances and take such further action as the Administrative
Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Credit Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Collateral Agent, the Administrative Agent or the Lenders pursuant to the Credit Documents.

          Section 6.13. Replacement of Existing Letters of Credit. The Company
and the Designated Subsidiary Borrowers shall use their commercially reasonable efforts to replace each Existing Letter of Credit with Letters of Credit issued under this Agreement prior to the respective expiry date of each Existing Letter of Credit.

          Section 6.14. Final Run-Off Plan. Not later than December 31, 2006, the Board of Directors of the Company shall have given formal approval to the
Run-Off Plan. As soon as available and not later than December 31, 2006, the
Company will furnish to the Administrative Agent a true and correct copy of the
Final Run-Off Plan.

          Section 6.15. Milestones. Not later than January 15, 2007, the Company shall provide the Administrative Agent with proposed quarterly milestones and key performance

                                      -48-

indicators under the Final Run-Off Plan. The Administrative Agent will promptly review and discuss such proposal with the Company so as to finalize such proposal not later than January 31, 2007. In the event the Company and the
Administrative Agent cannot agree on such milestones and key performance indicators by January 31, 2007, then the milestones and key performance indicators determined in good faith by the Administrative Agent and provided in writing to the Company shall be deemed the milestones and key performance indicators to be used by the Company for reporting purposes under Section
6.01(c).

          Section 6.16. Senior Indebtedness. The Company agrees and acknowledges that the Company Guarantee is "Senior Indebtedness" as defined in the March 2035
Notes Documents and June 2035 Notes Documents.

                                  ARTICLE VII

                               Negative Covenants

          Until the Total Commitment (and the Commitment of each Lender) and each Letter of Credit has expired or terminated and all Unpaid Drawings, and all interest and fees payable hereunder have been irrevocably paid in full, each of the Company and each Designated Subsidiary Borrower covenants and agrees with the Lenders that:

          Section 7.01. Changes in Business. The Company will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than (a) businesses in which they are engaged (or proposed to be engaged) in respect of the Company's Lloyd's syndicate as described in the
Company's annual report on Form 10-K for the year ending December 31, 2005 as of the Effective Date and the conduct of business incidental thereto and other businesses complementary or reasonably related thereto, (b) Policies, Insurance
Contracts and other contractual obligation existing on the Effective Date, (c)
the issuance, writing or renewal of specialty insurance or reinsurance products to the extent required by (x) Legal Requirements or a Government Authority or
(y) pursuant to an obligation existing as of the Effective Date under a Policy,
Insurance Contract or other contractual obligation and (d) Policies and
Insurance Contracts written by a Designated Insurance Company for the benefit of the Company or another Subsidiary of the Company.

          Section 7.02. Consolidations, Mergers, Sales of Assets and
Acquisitions. (a) The Company will not, and will not permit any of its
Subsidiaries to, consolidate or merge with or into any other Person; provided that (i) the Company may merge with another Person, if (x) the Company is the entity surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing,
(ii) any Subsidiary may merge with another Person, if (x) such Subsidiary is the entity surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing,
(iii) Wholly-Owned Subsidiaries of the Company may merge with one another provided that if one of such Subsidiaries is a Designated Subsidiary Borrower and the other is not, then the Designated Subsidiary Borrower must be the surviving entity of such merger and (iv) a Subsidiary (other than a Designated
Subsidiary Borrower) of the Company may merge or consolidate with any other
Person if immediately after giving effect to such merger no Default or Event of
Default shall have occurred and be continuing. In addition, the Company will not, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease,

                                      -49-

abandon or otherwise transfer or dispose of, voluntarily or involuntarily, all or substantially all of its properties or assets, tangible or intangible, except
(I) such dispositions by the Company or any of its Subsidiaries (other than a
Designated Subsidiary Borrower) of any of their respective properties or assets to the Company or any Wholly-Owned Subsidiary of the Company, (II) sales, transfers or other dispositions of the assets of any Subsidiary (other than a
Designated Subsidiary Borrower unless such assets consist of the Equity
Interests of a Subsidiary that is not a Designated Subsidiary Borrower) which in the aggregate do not exceed in any fiscal year of the Company 5% or more of the lesser of the book or fair market value of the property and assets of the company determined on a consolidated basis as of the last day of the previous fiscal year of the Company, (III) subject at all times to the requirements of the Credit Documents, such dispositions by a Designated Subsidiary Borrower to another Designated Subsidiary Borrower, (IV) sales or transfers of renewal rights, commutations, loss portfolio transfers or dispositions or transfers of assets in connection with similar contracts or arrangements having the effect of reducing, limiting, crystallizing or discharging any liability of the Company or its Subsidiaries and (V) the dissolution or winding up of any Subsidiary.

          (b) The Company will not, nor will it permit any of its Subsidiaries to, acquire all or substantially all of the capital stock or assets of another
Person.

          Section 7.03. Liens. Neither the Company nor any of its Subsidiaries
will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except:

          (a) Liens existing on the Effective Date and listed on Schedule 7.03 hereto;

          (b) Liens securing repurchase agreements constituting a borrowing of funds by the Company or any Subsidiary of the Company in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

          (c) Reserved;

          (d) Reserved;

          (e) Liens securing obligations owed by the Company to any of its
     Subsidiaries or owed by any Subsidiary of the Company to the Company or any
     Subsidiary of the Company, in each case solely to the extent that such
     Liens are required by an Applicable Insurance Regulatory Authority for such
     Person to maintain such obligations;

          (f) Liens securing insurance or reinsurance obligations of
     Subsidiaries of the Company owed by any Subsidiary of the Company to the
     Company or any Subsidiary of the Company, in each case solely to the extent that such Liens are required or requested by rating agencies, regulatory agencies, clients or brokers for such Person to maintain such insurance obligations;

          (g) Liens on investments and cash balances of any Regulated Insurance
     Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances

                                      -50-

     established, in each case, in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Regulated Insurance Company;

          (h) Inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (i) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Company's or such Subsidiary's property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary or (y)
     which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

          (j) Licenses, sublicenses, leases, or subleases granted to other
     Persons not materially interfering with the conduct of the business of the
     Company or any of its Subsidiaries;

          (k) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

          (l) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 8.07;

          (m) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, reinsurance obligations, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

          (n) Bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

          (o) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by Section
     7.03(a), provided that such Indebtedness is not increased and is not secured by any additional assets;

          (p) Liens created pursuant to the Credit Documents;

                                      -51-

          (q) Liens in respect of property or assets of any Subsidiary of the
     Company securing Indebtedness of the type described in clause (e) of the definition of "Permitted Indebtedness";

          (r) Reserved;

          (s) Reserved;

          (t) Liens on cash and securities securing Indebtedness under, or otherwise granted in accordance with the terms of, transactions in Capital
     Markets Products of the Company entered into in the ordinary course of business of the Company;

          (u) Liens not securing indebtedness for borrowed money on cash and securities arising in the ordinary course of business in connection with the structured risk insurance and reinsurance product lines of the Company and its Subsidiaries; and

          (v) In addition to the Liens described in clauses (a) through (u)
     above, Liens securing obligations of the Company; provided, that the aggregate amount of the obligations secured by such Liens shall not, when added to the aggregate amount of the outstanding Indebtedness of the
     Company and its Subsidiaries incurred pursuant to clauses (d) and (h) of the definition of "Permitted Indebtedness", exceed at any time $10,000,000.

          Section 7.04. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any
Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for Permitted Indebtedness.

          Section 7.05. Issuance of Stock. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of its preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred or preference equity securities, so long as (i) (x) no part of such preferred or preference equity securities is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the date occurring six months after the Commitment Expiration Date or (y) all such preferred or preference equity securities or options therefor are issued to and held by the Company and its Wholly-Owned Subsidiaries and (ii) such preferred or preference equity securities do not contain any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof; provided that such preferred or preference securities may contain financial performance related covenants or incurrence covenants which are no more restrictive than the terms, provisions and covenants contained herein.

          Section 7.06. Dissolution. The Company shall not suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 7.02.

          Section 7.07. Restricted Payments. The Company will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity

                                      -52-

Interests or Preferred Securities now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent
Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the
Company or Preferred Securities or to sell any Equity Interests in the Company therein (each of the foregoing a "Dividend" and, collectively, "Dividends"), provided that this Section 7.07 shall not prohibit (a) so long as no Default or
Event of Default has occurred and is continuing or would result therefrom, the purchase, redemption, retirement, defeasement or other acquisition of Equity
Interest of the Company in connection with the termination of employment of an employee of the Company or its Subsidiaries, (b) the issuance of Equity
Interests in exchange for or cancellation of any Equity Interests of the Company or issuances of common Equity Interests to employees and directors of the
Company and its Subsidiaries, (c) the sale or issuance of any Equity Interests of any Subsidiary to another wholly owned Subsidiary or to the Company, (d) the issuance to a customer or broker of a Protected Cell Company of non-voting
Equity Interests of such Regulated Insurance Company, (e) the purchase, redemption, retirement, defeasement or other acquisition of Equity Interests issued by the Company with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity
Interests of the Company, (f) the declaration and dividend payments or other distributions payable solely in the common stock or other common Equity
Interests of the Company, (g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the payment of cash
Dividends in respect of Perpetual Preferred Stock, as set forth in the Perpetual
Preferred Stock Documents, (h) so long as no Event of Default shall have occurred and be continuing pursuant to Section 8.01, the payment of cash
Dividends in respect of the March 2035 Notes and the June 2035 Notes, as and to
the extent required by the March 2035 Notes Documents and the June 2035 Notes
Documents, respectively, (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the payment of cash
Dividends in respect of the Company's common stock, (j) Dividends permitted by
Section 7.02 and (k) with the prior written consent of the Required Lenders, which consent will not be unreasonably withheld, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the payment of cash Dividends in respect of the Preferred Securities not otherwise permitted by this Section 7.07.

          Section 7.08. Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall enter into or be a party to, a transaction with any Affiliate of the Company or such Subsidiary (which Affiliate is not the
Company or a Subsidiary), except (i) transactions with Affiliates on terms (x)
no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction on an arm's length basis from an unrelated Person or (y) approved by the audit committee or a majority of the disinterested members of the board of directors of the Company, (ii)
transactions and payments pursuant to agreements and arrangements disclosed in, or listed as an exhibit to, the Company's filings with the SEC through the
Effective Date or any such agreement or arrangement as thereafter amended, extended or replaced on terms that are, in the aggregate, no less favorable to the Company and its Subsidiaries than the terms of such agreement on the
Effective Date, as the case may be, (iii) Dividends not prohibited by Section
7.07, (iv) fees and compensation paid to and indemnities provided on behalf of officers and directors of the Company or any of its Subsidiaries as reasonably determined in good faith by the board of directors, the audit committee or senior management of Borrower and (v) the issuance of common stock of the
Company.

                                      -53-

          Section 7.09. Reserved.

          Section 7.10. Minimum Adjusted Consolidated Tangible Net Worth. The
Company will not permit Adjusted Consolidated Tangible Net Worth at any time to be less than the Minimum Adjusted Consolidated Tangible Net Worth Amount in
effect at such time.

          Section 7.11. Limitation on Certain Restrictions on Subsidiaries. The
Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such
Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its
Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable Legal Requirements, including any
Applicable Insurance Regulatory Authority, (ii) this Agreement and the other
Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Company or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi)
restrictions on the transfer of any asset subject to a Lien permitted by Section
7.03, (vii) agreements entered into by a Regulated Insurance Company with an
Applicable Insurance Regulatory Authority, (viii) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts (including Insurance Contracts, Fronting
Arrangements and Reinsurance Agreements) entered into in the ordinary course of business, pursuant to an agreement or instrument relating to any Permitted
Indebtedness of the type described in clause (h) of the definition thereof (1)
if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement or (2) if such encumbrance or restriction is not materially more disadvantageous to the
Lenders than is customary in comparable financings and such encumbrance or restriction will not materially affect the Company's ability to make payment of
Unpaid Drawings and interest thereon, (x) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clause (ix) above provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions that those prior to such amendment or refinancing,
(xi) restrictions placed in accordance with the Segregated Account Companies Act
2000 of Bermuda on the transfer of any asset held, carried or deposited in a segregated account of a Protected Cell Company, and (xii) restrictions contained in the Preferred Securities Documents.

          Section 7.12. Private Act. No Borrower will become subject to a
Private Act.

                                      -54-

          Section 7.13. Material Amendments of Documents. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly amend or modify, or permit the amendment or modification of any Preferred Securities
Documents, in each case if the effect of such amendment or modification would be to (i) cause all or any portion of the principal amount of any Indebtedness under such document to be payable, or to cause any redemption of any Preferred
Securities under such document, earlier than scheduled at the Effective Date,
(ii) to contain any financial performance, related covenants or incurrence covenants which restrict the operations of the Company and its Subsidiaries,
(iii) make the covenants, redemption provisions, mandatory prepayment provisions or events of default contained in such document more burdensome in any material respect to the Company and its Subsidiaries, taken as a whole, (iv) increase the amount of or accelerate the payment of dividends or other amounts payable under any Preferred Securities or (v) increase the amount of the March 2035 Notes and
June 2035 Notes issued as of the Effective Date or the amount of Dividends payable with respect thereto.

          Section 7.14. Voluntary Prepayment of Debt. Except as permitted under
Section 7.07, neither the Company nor any Subsidiary shall voluntarily, directly or indirectly, pay, prepay, redeem, or purchase, deposit funds or property for the payment (including, without limitation, a payment in respect of any sinking fund or defeasance), of any Preferred Securities outstanding under the March
2035 Notes Documents, the June 2035 Notes Documents or the Perpetual Preferred
Stock Documents.

          Section 7.15. Borrowing Base. The Company will not, and will not permit the Designated Subsidiary Borrowers to, permit (i) the weighted average of all Non-Convertible Corporate Bonds included in the Eligible Securities to be rated lower than A+ or the equivalent thereof by S&P and Aa3 or the equivalent thereof by Moody's and (ii) the aggregate amount of Non-Convertible Corporate
Bonds to exceed more than 20% of the aggregate value (based on the applicable
Advance Rates) of all Cash and Eligible Securities of the aggregate amount of the Borrowing Base.

          Section 7.16. Prior Credit Facility. The Company and the Designated
Subsidiary Borrowers shall not, without the prior written consent of the
Required Lenders, amend the Prior Credit Facility, if the effect of such amendment would be to (i) cause all or any portion of the principal amount of any Indebtedness under the Prior Credit Facility to be payable earlier then scheduled as of the Effective Date; or (ii) make the covenants, mandatory prepayment provisions or events of default contained in such document more burdensome in any material respect to the Company and the Designated Subsidiary
Borrowers, taken as a whole.

          Section 7.17. Key Management. The Company shall not, without the prior written consent of the Required Lenders, permit a change in the chief executive officer or chief financial officer of the Company unless, within 60 days of the date such officer is removed or resigns, the Company has replaced such chief executive officer or chief financial officer with (i) an individual with similar and customary qualifications to the officer being replaced, or (ii) an individual who is otherwise acceptable to the Administrative Agent.

                                      -55-

                                  ARTICLE VIII

                                Events of Default

          If any of the following events ("Events of Default") shall occur:

          Section 8.01. Payments. Any Borrower shall (a) default in the payment when due of any Unpaid Drawing, (b) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any
Unpaid Drawing, (c) default, and such default shall continue for five or more
Business Days, in the payment when due of any or any fees or any other amounts payable hereunder or pursuant to any other Credit Documents; or

          Section 8.02. Representations, etc. Any representation, warranty or statement made (or deemed made) by any Borrower herein or in any other Credit
Document or in any certificate or statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          Section 8.03. Covenants. Any Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 6.01(d), 6.02(ii), 6.05 (but only with respect to the first sentence thereof), 6.11, 6.14, 6.16 or Article VII, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01 or clause (a) of this Section 8.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Company from the Administrative Agent or the
Required Lenders; or

          Section 8.04. Default under other Agreements. (a) The Company or any of its Subsidiaries shall (i) default in any payment with respect to
Indebtedness (other than amounts due under this Agreement) in excess of
$10,000,000 individually or in the aggregate, for the Company and its
Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such
Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (b) Indebtedness of the Company or its Subsidiaries in
excess of $10,000,000 shall be declared to be due and payable or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an
Event of Default), prior to the stated maturity thereof; or

          Section 8.05. Bankruptcy, etc. The Company or any of its Subsidiaries
shall commence a voluntary case concerning itself under Title 11 of the United
States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after

                                      -56-

commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Subsidiaries or the Company or any of its Subsidiaries
commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "conservator") of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Bermuda Companies Law whether now or hereafter in effect relating to the Company or any of its Subsidiaries; or any such proceeding is commenced against (a) any Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance, or (b) the
Company or any of its Subsidiaries, and in the case of either clause (a) or (b)
such proceeding is not controverted within 10 days, or is not dismissed within
60 days; or the Company or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (x) any Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance suffers any appointment of any conservator or the like for it or any substantial part of its property, or (y) the Company or any of its Subsidiaries suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any of its
Subsidiaries for the purpose of effecting any of the foregoing; or

          Section 8.06. ERISA. (i) An event or condition specified in Section
6.07 shall occur or exist with respect to any Plan or Multiemployer Plan or
Foreign Pension Plan, (ii) the Company, any of its Subsidiaries or any of its
ERISA Affiliates shall fail to pay when due any amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under
Title IV of ERISA, or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event, failure or condition, together with all such other events, failures or conditions, the Company, any of its
Subsidiaries or any of its ERISA Affiliates shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or
any combination of the foregoing) in an aggregate amount of $10,000,000 or more;
or

          Section 8.07. Judgments. One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving a liability, net of undisputed insurance and reinsurance, of $10,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Company and its Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or

          Section 8.08. Insurance Licenses. Any one or more Insurance Licenses of the Company or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any
Governmental Authority, and such suspension, limitation, termination or non-renewal could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

          Section 8.09. Change of Control. A Change of Control shall occur; or

                                      -57-

          Section 8.10. Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the
Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority security interest in, and Lien on, all of the Collateral subject thereto, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no other Liens); or
any Borrower or any other pledgor thereunder shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Security Document; or

          Section 8.11. Company Guaranty. The Company Guaranty or any provision thereof shall cease to be in full force or effect, or any Person acting by or on behalf of the Company shall deny or disaffirm the Company's obligations under the Company Guaranty, or the Company shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Company Guaranty; or

          Section 8.12. Designated Subsidiary Borrowers. Any Designated
Subsidiary Borrower shall cease to be a Wholly-Owned Subsidiary of the Company;
then, and in any such event, and at any time thereafter, if an Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the
Administrative Agent or any Lender to enforce its claims against any Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 8.05 shall occur with respect to the
Company, the result which would occur upon the giving of written notice by the
Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the
Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest and fees in respect of all obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct each Borrower to pay to the Collateral Account maintained by the Collateral Agent such additional amounts of cash, to be held as security for such Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Letter of Credit Outstandings attributable to such
Borrower; and/or (v) enforce, as Collateral Agent (or direct the Collateral
Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein. In addition, upon the occurrence and during the continuation of an Event of Default, each Borrower hereby appoints the
Administrative Agent (acting on the instructions of the Required Lenders) as the attorney-in-fact of such Borrower, with full power of substitution, and in the name of such Borrower, to disburse and directly apply the proceeds of its
Collateral Accounts to the satisfaction of any of such Borrower's obligations hereunder or under any other Credit Document. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Unless directed to do so by the Required Lenders in accordance with the terms of this Agreement and the other Credit Documents, the Administrative Agent shall have no obligation to undertake any of the foregoing actions, and, if it takes any such action it shall have no liability to any Borrower to continue the same or for the sufficiency or adequacy thereof. At the request of the Administrative Agent, each Borrower shall ratify all actions taken by the Administrative Agent hereunder.

                                      -58-

                                   ARTICLE IX

                 The Administrative Agent; The Collateral Agent

          Section 9.01. Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative
Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

          Section 9.02. Administrative Agent in its Individual Capacity. The
bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its
Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.
Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in
Section 11.02), and (c) except as expressly set forth herein, the Administrative
Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its
Subsidiaries that is communicated to or obtained by the bank serving as
Administrative Agent or any of its Affiliates in any capacity. The
Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the
Administrative Agent by the Company or the applicable Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii)
the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          Section 9.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper
Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person,

                                      -59-

and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          Section 9.05. Delegation of Duties. The Administrative Agent may
perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The
Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Section 9.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the
Administrative Agent may resign at any time by notifying the Lenders and the
Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor administrative agent with the consent of the Company (not to be unreasonably withheld or delayed), provided that no such consent shall be required at any time when a Default or Event of Default exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring
Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative
Agent.

          Section 9.07. Collateral Agent Appointment. Each of the Lenders hereby irrevocably appoints the Collateral Agent as its agent and authorizes the
Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof and the Security
Documents, together with such actions and powers as are reasonably incidental thereto.

          Section 9.08. Collateral Agent in its Individual Capacity. The bank serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Collateral Agent hereunder.

                                      -60-

          Section 9.09. Collateral Agent Exculpatory Provisions. The Collateral
Agent shall not have any duties or obligations except those expressly set forth herein or in the Security Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the
Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The
Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the
Collateral Agent by the Company or the applicable Borrower or a Lender, and the
Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or
(v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

          Section 9.10. Collateral Agent Reliance. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          Section 9.11. Collateral Agent Delegation of Duties. The Collateral
Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent. The
Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Collateral Agent.

          Section 9.12. Collateral Agent Resignation. Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent

                                      -61-

may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor collateral agent with the consent of the Company (not to be unreasonably withheld or delayed), provided that no such consent shall be required at any time when a Default or Event of Default exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent which shall be a bank with an office in New
York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the
Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.
After the Collateral Agent's resignation hereunder, the provisions of this
Article and Section 11.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

          Section 9.13. Non-Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other
Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each
Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

          Section 9.14. Co-Documentation Agents. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the
Co-Documentation Agents are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby. Without limitation of the foregoing, the Co-Documentation Agents shall not, solely by reason of this
Agreement or any other Credit Documents, have any fiduciary relationship with any Lender or any other Person.

                                   ARTICLE X

                                Company Guaranty

          Section 10.01. The Company Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the issuance of the
Letters of Credit, the Company hereby agrees with the Lenders as follows: the
Company hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed
Obligations of each Designated Subsidiary Borrower to the Guaranteed Creditors.
If any or all of the Guaranteed Obligations of any Designated Subsidiary
Borrower to the Guaranteed Creditors becomes due and payable hereunder, the
Company unconditionally promises to pay such indebtedness to the

                                      -62-

Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Company Guaranty is a guaranty of payment and not of collection. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the
Company, notwithstanding any revocation of this Company Guaranty or any other instrument evidencing any liability of each Designated Subsidiary Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

          Section 10.02. Bankruptcy. Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed
Obligations of each Designated Subsidiary Borrower hereunder to the Guaranteed
Creditors whether or not due or payable by each Designated Subsidiary Borrower upon the occurrence of any of the events specified in Section 8.05 with respect to such Designated Subsidiary Borrower, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

          Section 10.03. Nature of Liability. The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of each Designated Subsidiary Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by each Designated Subsidiary Borrower or by any other party (other than a direction by the Guaranteed Creditor receiving such payment), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed
Obligations of each Designated Subsidiary Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by each Designated
Subsidiary Borrower, or (e) any payment made to the Guaranteed Creditors on the
Guaranteed Obligations which any such Guaranteed Creditor repays to each
Designated Subsidiary Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction of the type described in Section 10.05.

          Section 10.04. Independent Obligation. The obligations of the Company under this Article X are independent of the obligations of any other guarantor, any other party or each Designated Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or each Designated
Subsidiary Borrower and whether or not any other guarantor, any other party or each Designated Subsidiary Borrower be joined in any such action or actions. The
Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability under this Article X or the enforcement thereof. Any payment by a

                                      -63-

Designated Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to a Designated Subsidiary Borrower shall operate to toll the statute of limitations as to the Company.

          Section 10.05. Authorization. The obligations of the Company under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any action taken by any Guaranteed Creditor to:

          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b) take and hold security for the payment of the Guaranteed
     Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against any
     Designated Subsidiary Borrower or others or otherwise act or refrain from acting;

          (d) release or substitute any one or more endorsers, guarantors, any
     Designated Subsidiary Borrower or other obligor;

          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder)
     incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Designated Subsidiary Borrower to its
     creditors other than the Guaranteed Creditors;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Designated Subsidiary Borrower to the
     Guaranteed Creditors regardless of what liability or liabilities of any
     Designated Subsidiary Borrower remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

          (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Company Guaranty.

                                      -64-

          Section 10.06. Reliance. It is not necessary for the Guaranteed
Creditors to inquire into the capacity or powers of any Designated Subsidiary
Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          Section 10.07. Subordination. Any indebtedness of any Designated
Subsidiary Borrower now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of each Designated Subsidiary Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, no Designated Subsidiary Borrower shall make, or be permitted to make, any payment to the Company in respect of such indebtedness owed to the Company, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Company
Guaranty. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness of any Designated Subsidiary
Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the
Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Company Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all
Guaranteed Obligations have been irrevocably paid in full in cash.

          Section 10.08. Waiver. (a) The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any
Guaranteed Creditor to (i) proceed against any Designated Subsidiary Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Designated Subsidiary Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. The Company waives any defense based on or arising out of any defense of any Designated Subsidiary Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Designated Subsidiary Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed
Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Designated Subsidiary Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Designated Subsidiary Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed
Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Designated Subsidiary Borrower or any other party or any security.

          (b) The Company waives all presentments, demands for performance, protests and notices, including, without limitation, notices of non-performance, notices of protest, notices of dishonor, notices of acceptance of this Company
Guaranty, and notices of the existence,

                                      -65-

creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each
Designated Subsidiary Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed
Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

          (c) The Company warrants and agrees that each of the waivers set forth above in this Section 10.08 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

                                   ARTICLE XI

                                  Miscellaneous

          Section 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

          (i) if to the Company, (x) to it at Quanta Capital Holdings Ltd.,
     Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, Attention:
     Controller (Facsimile: (441) 294-6390) and (y) with a copy to it at Quanta
     Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11,
     Bermuda, Attention: General Counsel (Facsimile: (441) 294-6390;

          (ii) if to a Designated Subsidiary Borrower, at the address specified opposite its signature below;

          (iii) if to the Administrative Agent, to ING BANK N.V., London Branch,
     60 London Wall, London EC2M 5TQ, U.K. Attention: N. Marchant (Facsimile
     +44207 767 7507); and

          (iv) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to (x) Article III unless otherwise agreed by the
Administrative Agent and the applicable Lender or (y) Section 6.01(d)(x). The
Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c) Any party hereto may change its address or facsimile number for notices

                                      -66-

and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          Section 11.02. Waivers; Amendments. (a) No failure or delay by the
Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the
Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
Without limiting the generality of the foregoing, the issuance of any Letter of
Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such
Default at the time. In the case of any waiver, each Borrower, the
Administrative Agent and the Lenders shall be restored to their former positions and rights hereunder and any Default or Event of Default so waived shall be deemed to be cured and not continuing. No such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          (b) Neither this Agreement, any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Borrower and the
Required Lenders or by each Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i)
increase the Commitment of any Lender without the written consent of such
Lender, (ii) reduce the amount of any amount due pursuant to any Letter of
Credit or reduce any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date for reimbursement of any Unpaid Drawing, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments, without the written consent of each Lender affected thereby, (iv) change Section 3.13(b) or
(c) in a manner that would alter the pro rata sharing of payments required thereby or change any of the provisions of this Section 11.02 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (v) release all or substantially all of the Collateral
(except as expressly provided in the Credit Documents) under all the Security
Documents or release the Company from the Company Guaranty, without the written consent of each Lender or (vi) change any provision of Article III without the written consent of each LC Issuer affected thereby; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any LC Issuer hereunder without the prior written consent of the Administrative Agent or such LC Issuer, as the case may be.

          Section 11.03. Expenses; Indemnity; Damage Waiver. (a) Each Specified
Obligor jointly and severally agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and

                                      -67-

disbursements of one counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or the other Credit Documents, including its rights under this
Section, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

          (b) Each Specified Obligor jointly and severally agrees to indemnify the Administrative Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any
Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (ii) any
Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental
Liability related in any way to any Borrower or any of its Subsidiaries, or (iv)
any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee or any Related Party of such
Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee.

          (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, under paragraph (a) or (b) of this
Section, each Lender severally agrees to pay to the Administrative Agent such
Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount;
provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.

          (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Letter of Credit issued hereunder or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                                      -68-

          Section 11.04. Successors and Assigns. (a) The provisions of this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) no
Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this
Agreement, expressed or implied, shall be construed to confer upon any Person
(other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this
Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii)
below, any Lender may assign to one or more banks, investment funds or other institutions that make or hold commercial loans in the ordinary course of their businesses all or a portion of its rights and obligations under this Agreement
(including all or a portion of its Commitment and the Unpaid Drawings at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

               (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an
          Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

               (B) the Administrative Agent and each LC Issuer.

          (ii) Assignments shall be subject to the following additional conditions:

               (A) except in the case of an assignment to a Lender or an
          Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Unpaid Drawings, the amount of the Commitment or Unpaid Drawings of the assigning Lender subject to each such assignment (determined as of the date the Assignment and
          Assumption with respect to such assignment is delivered to the
          Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of
          Default has occurred and is continuing;

               (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

               (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

                                      -69-

               (E) the assignee shall be an NAIC Approved Bank that is not either (x) a foreign branch office of a bank or trust company organized and existing in the United States or (y) a parent, subsidiary or affiliate of any Borrower or any beneficiary under any
          Letter of Credit.

          For the purposes of this Section 11.04(b), the term "Approved Fund"
has the following meaning:

          "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a
     Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such
     Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of any Borrower to such assignee under Section 3.06 or 3.12 shall be limited to the amount, if any, that would have been payable thereunder by such Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an
     Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.06,
     3.12 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section
     11.04 shall be treated for purposes of this Agreement as a sale by such
     Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each
     Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amount of the Unpaid Drawings owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the
     Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the
     Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The
     Register shall be available for inspection by the Borrowers, and any
     Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed
     Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)
     of this Section and any written consent to such assignment required by paragraph (b) of this Section, the

                                      -70-

     Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the
     Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of any Borrower or the
Administrative Agent, sell participations to one or more banks or other entities
(a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the
Unpaid Drawings owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such
Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this
Agreement; provided that such agreement or instrument may provide that such
Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each
Borrower agrees that each Participant shall be entitled to the benefits of
Sections 3.06 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 3.13(c) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 3.06 or 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the
Company's prior written consent and the entitlement to greater payment results solely from a Change in Law. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12 unless the
Company is notified of the participation sold to such Participant and such
Participant agrees, for the benefit of the Borrowers, to comply with Section
3.12(e) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (e) Notwithstanding anything to the contrary contained herein, any
Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an
"SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the applicable Borrower all or any part of any Unpaid Drawings that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to Section 3.02(b), provided that (i) nothing herein shall constitute a commitment to make any funding of an Unpaid Drawing by any SPC and (ii) if an

                                      -71-

SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such funding of an Unpaid Drawing pursuant to the terms hereof. The funding of an Unpaid
Drawing by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Unpaid Drawing was funded by the Granting
Lender. Each party hereto hereby agrees that (x) no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable and
(y) the Granting Lender for any SPC shall be (and hereby agrees that it is)
liable for any payment under this Agreement for which the SPC would be liable in the absence of preceding clause (x). In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any
State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04 any SPC may (i) with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any
Unpaid Drawings to its Granting Lender or to any financial institutions (if consented to by the Company and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Unpaid
Drawings made by such SPC or to support the securities (if any) issued by such
SPC to fund such Unpaid Drawings and (ii) disclose on a confidential basis any non-public information relating to its Unpaid Drawings to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

          Section 11.05. Survival. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any
Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Letter of Credit is outstanding, the principal of or any accrued interest on any Unpaid Drawing or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Total Commitment (and the Commitment of each Lender) has not expired or terminated. The provisions of Sections 3.06, 3.12 and 11.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Unpaid Drawings, the expiration or termination of the Total Commitment (and the Commitment of each
Lender) or the termination of this Agreement or any provision hereof.

          Section 11.06. Counterparts; Integration; Effectiveness. This
Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the
Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear

                                      -72-

the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any
Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this
Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          Section 11.09. Governing Law; Jurisdiction; Consent to Service of
Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme
Court of the State of New York sitting in New York County and of the United
States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

          (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in connection with disputes arising out of this Agreement or any other
Credit Document in the

                                      -73-

manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (e) Each Borrower hereby irrevocably designates, appoints and empowers the Service of Process Agent, with offices on the date hereof at 111 Eighth
Avenue, 13th Floor, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Borrower agrees to designate a new designee, appointee and agent in
New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement.

          Section 11.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES,
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A
TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER
BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES
THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,
EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF
LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT
AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,
AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 11.11. Headings. Article and Section headings and the Table of
Contents used herein are for convenience of reference only, are not part of this
Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          Section 11.12. Confidentiality. Each of the Administrative Agent and
the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its
Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such
Information and instructed to keep such Information confidential in accordance with the terms of this Agreement and (ii) that the Administrative Agent and each
Lender shall be responsible for any breach of this Section 11.12 by any of its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d)
to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the
Administrative

                                      -74-

Agent or any Lender on a non-confidential basis from a source other than the
Company. For the purposes of this Section, "Information" means all information now or hereafter received from any Borrower relating to the Company, any
Subsidiary of the Company or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such
Information as such Person would accord to its own confidential information or, in the case of any Lender, such Lender has treated such Information in a manner consistent with banking industry standards for the treatment of confidential information. Notwithstanding anything herein to the contrary, each party to this
Agreement (and any employee, representative or other agent of each such party)
may disclose to any and all persons, without limitation of any kind, the U.S.
federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent non-disclosure is reasonably necessary in order to comply with applicable securities laws. The provisions of this Section 11.12 shall survive the termination of the Total
Commitment (and the Commitment of each Lender) and repayment of all Unpaid
Drawings, each Letter of Credit has expired or been terminated and other obligations arising hereunder.

          Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any
Unpaid Drawing, together with all fees, charges and other amounts which are treated as interest on such Unpaid Drawing under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Unpaid Drawing, in accordance with applicable law, the rate of interest payable in respect of such Unpaid Drawing hereunder, together with all
Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Unpaid Drawing but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such
Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          Section 11.14. USA Patriot Act. Each Lender hereby notifies the
Company and each other Borrower that pursuant to the requirements of the USA
Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))
(the "Patriot Act"), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

          Section 11.15. Joint and Several Liability of QRL and QRUSL. QRL and
QRUSL agree, and the Company and the other Designated Subsidiary Borrowers acknowledge, that QRL and QRUSL shall be jointly and severally liable for their respective liabilities and obligations under Sections 3.05(a), 3.11(a), (c) and
(d), 3.12(c), 3.14(a) and 11.03(a), (b) and (c). In furtherance and not in limitation of the foregoing, (i) each of the liabilities and obligations of

                                      -75-

QRL and QRUSL with respect to Letters of Credit issued for its respective account, and related fees, costs and expenses and (ii) the liabilities and obligations of QRL and QRUSL arising as result of the joint and several liability under such Sections of this Agreement with respect to Letters of
Credit issued for the account of the other, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Bermuda Borrower. Neither the joint and several liability of, nor the Liens granted to the Collateral Agent under the Security
Documents by, either of the Bermuda Borrowers shall be impaired or released by
(A) the failure of the Administrative Agent, any Lender or any Fronting Lender,
any successors or assigns thereof, or any holder of any of the Secured
Obligations (as defined in the Security Agreement) to assert any claim or demand or to exercise or enforce any right, power or remedy against any Bermuda
Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Secured Obligations of either Bermuda Borrower or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Secured Obligations of either
Bermuda Borrower or the compromise or extension or renewal for any period
(whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Administrative Agent, any Lender or any Fronting
Lender, or any other event or condition with respect to any other Bermuda
Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such
Bermuda Borrower, or a guarantor or surety of or for any or all of the Secured
Obligations; and (E) any other act, matter or thing (other than payment or performance of the Secured Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Bermuda Borrower or any other Borrower.

         *** The remainder of this page is intentionally left blank. ***

                                      -76-

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:
Cumberland House                        QUANTA CAPITAL HOLDINGS LTD.
1 Victoria Street
Hamilton HM 11
Bermuda                                 By: /s/ Peter D. Johnson
Attention: Controller                       ------------------------------------
Telephone: (441) 294-6350                   Name: Peter D. Johnson
Facsimile: (441) 294-6390                   Title: President and Chief Executive
                                                   Officer

Address:
Cumberland House                        QUANTA REINSURANCE LTD.
1 Victoria Street
Hamilton HM 11
Bermuda                                 By: /s/ Jonathan J.R. Dodd
Attention:                                  ------------------------------------
Facsimile: (441) 294-6390                   Name: Jonathan J.R. Dodd
                                            Title: Chief Financial Officer

Address:
10 Rockefeller Plaza, Third Floor       QUANTA U.S. HOLDINGS INC.
New York, New York  10020
United States of America
Attention:                              By: /s/ Peter D. Johnson
Facsimile: (212) 373-1801                   ------------------------------------
                                            Name: Peter D. Johnson
                                            Title: President and Chief Executive
                                                   Officer

Address:
Cumberland House                        QUANTA REINSURANCE U.S. LTD.
1 Victoria Street
Hamilton HM 11
Bermuda                                 By: /s/ Jonathan J.R. Dodd
Attention:                                  ------------------------------------
Facsimile: (441) 294-6390                   Name: Jonathan J.R. Dodd
                                            Title: Chief Financial Officer

Address:
c/o Quanta U.S. Holdings, Inc.          QUANTA INDEMNITY COMPANY
10 Rockefeller Plaza, Third Floor
New York, New York 10020
United States of America                By: /s/ Peter D. Johnson
Attention:                                  ------------------------------------
Facsimile: (212) 373-1801                   Name: Peter D. Johnson
                                            Title: President and Chief Executive
                                                   Officer

                                        ING BANK N.V., LONDON BRANCH,
                                        Individually, as Administrative Agent
                                        and as a Fronting Lender

                                        By: /s/ N J Marchant
                                            ------------------------------------
                                            Name: N J Marchant
                                            Title: Director

                                        By: /s/ M E R Sharman
                                            ------------------------------------
                                            Name: M E R Sharman
                                            Title: Managing Director

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT,
                                        DATED AS OF OCTOBER 27, 2006, AMONG
                                        QUANTA CAPITAL HOLDINGS LTD., THE
                                        DESIGNATED SUBSIDIARY BORROWERS, THE
                                        LENDERS PARTY HERETO FROM TIME TO TIME
                                        AND ING BANK N.V., LONDON BRANCH, AS
                                        ADMINISTRATIVE AGENT

                                             NAME OF INSTITUTION:

                                             COMERICA BANK

                                             By: /s/ Chatphet Saipetch
                                                 -------------------------------
                                                 Name: Chatphet Saipetch
                                                 Title: Vice President

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT,
                                        DATED AS OF OCTOBER 27, 2006, AMONG
                                        QUANTA CAPITAL HOLDINGS LTD., THE
                                        DESIGNATED SUBSIDIARY BORROWERS, THE
                                        LENDERS PARTY HERETO FROM TIME TO TIME
                                        AND ING BANK N.V., LONDON BRANCH, AS
                                        ADMINISTRATIVE AGENT

                                             NAME OF INSTITUTION:

                                             BARCLAYS PRIVATE CLIENTS
                                             INTERNATIONAL LIMITED

                                             By: /s/ Jeremy Fong
                                                 -------------------------------
                                                 Name: Jeremy Fong
                                                 Title: Manager

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT,
                                        DATED AS OF OCTOBER 27, 2006, AMONG
                                        QUANTA CAPITAL HOLDINGS LTD., THE
                                        DESIGNATED SUBSIDIARY BORROWERS, THE
                                        LENDERS PARTY HERETO FROM TIME TO TIME
                                        AND ING BANK N.V., LONDON BRANCH, AS
                                        ADMINISTRATIVE AGENT

                                             NAME OF INSTITUTION:

                                             HH NORDBANK AG, LONDON BRANCH

                                             By: /s/ Paul Duffy
                                                 -------------------------------
                                                 Name: Paul Duffy
                                                 Title: Senior Vice President
                                                        Head of Financial
                                                        Institutions

                                             By: /s/ Stuart Oatley
                                                 -------------------------------
                                                 Name: Stuart Oatley
                                                 Title: Authorized Signatory